UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

☒    Filed by the Registrant

☐    Filed by a Party other than the Registrant

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PPG Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PPG Industries, Inc.             One PPG Place            Pittsburgh, Pennsylvania 15272

March 7, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of PPG Industries, Inc. to be held on Thursday, April 18, 2013, at the David L. Lawrence Convention Center, Spirit of Pittsburgh Ballroom B, 1000 Fort Duquesne Boulevard, Pittsburgh, Pennsylvania 15222. The meeting will begin at 11:00 a.m., Eastern Time.

The following pages contain the formal Notice of Annual Meeting and Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting, including the nominees for election as directors.

We are furnishing our Proxy Statement and other proxy materials to our shareholders over the Internet. The “General Matters” section of the Proxy Statement contains instructions on how you can receive a paper copy of the Proxy Statement and the 2012 Annual Report.

Your vote is important. Whether you plan to attend the meeting in person or not, we hope you will vote your shares as soon as possible. Please vote via the Internet or telephone, or by paper proxy card or vote instruction form. This will ensure representation of your shares if you are unable to attend the meeting. We look forward to greeting personally those shareholders who will be present in person.

Sincerely yours,

Charles E. Bunch

Chairman of the Board and Chief Executive Officer

PPG INDUSTRIES, INC.

One PPG Place, Pittsburgh, Pennsylvania 15272

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 18, 2013

Dear Shareholder:

We will hold the 2013 Annual Meeting of Shareholders of PPG Industries, Inc. on Thursday, April 18, 2013, at 11:00 a.m., Eastern Time, at the David L. Lawrence Convention Center, Spirit of Pittsburgh Ballroom B, 1000 Fort Duquesne Boulevard, Pittsburgh, Pennsylvania 15222, for the following purposes:

1.	To elect as directors the four nominees named in the Proxy Statement;

2.	To vote on a nonbinding resolution to approve the compensation of the Company’s named executive officers;

3.	To vote on an amendment to the Company’s Articles of Incorporation to provide for the annual election of directors;

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013;

5.	To vote on a shareholder proposal to adopt a simple majority vote; and

6.	To transact any other business that may properly come before the meeting.

Owners of shares of PPG common stock as of the close of business on February 22, 2013 are entitled to vote at the Annual Meeting.

Admission to the Annual Meeting will be by Admission Card only. You must also present a photo ID for admission to the Meeting.

If you are a shareholder of record or a participant in a retirement or savings plan maintained by PPG and plan to attend the Annual Meeting, please indicate this desire when voting via the Internet or by telephone, so that we may send you an Admission Card. However, if you have a paper proxy card because you received the proxy materials in paper form, there is an Admission Card on the top half of the proxy card. Please tear off the Admission Card and bring it with you to the Meeting.

If your shares are held through a broker, please contact your broker and request that the broker obtain an Admission Card for you or provide you with evidence of your share ownership, which will gain you admission to the Annual Meeting.

Please know that your vote is very important to us and we encourage you to vote promptly. Whether or not you expect to attend the Annual Meeting in person, please vote via the Internet or telephone, or by paper proxy card or vote instruction form, which you should complete, sign and return by mail, so that your shares may be voted.

Anne M. Foulkes

Assistant General Counsel and Secretary

Pittsburgh, Pennsylvania

March 7, 2013

PPG INDUSTRIES, INC.

One PPG Place, Pittsburgh, Pennsylvania 15272

PROXY STATEMENT

Annual Meeting of Shareholders—April 18, 2013

GENERAL MATTERS

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, April 18, 2013, at 11:00 a.m., Eastern Time, at the David L. Lawrence Convention Center, Spirit of Pittsburgh Ballroom B, 1000 Fort Duquesne Boulevard, Pittsburgh, Pennsylvania 15222.

Why am I receiving these proxy materials?

In connection with the solicitation of proxies by our Board of Directors to be voted at the 2013 Annual Meeting of Shareholders, these materials have been made available to you on the Internet or, upon your request or under certain other circumstances, have been delivered to you by mail in printed form.

If your shares were registered directly in your name with our transfer agent, Computershare Investor Services, as of the close of business on February 22, 2013, you are considered a shareholder of record, and we have sent you these proxy materials.

If your shares were held in the name of a bank, brokerage account or other nominee as of the close of business on February 22, 2013, you are considered a beneficial owner of the shares held in street name. Your bank, broker or other nominee has sent you these proxy materials. You should direct your bank, broker or other nominee on how to vote your shares, and we encourage you to make such direction. If you do not make a direction with respect to Proposals 1, 2, 3, or 5 your bank, broker or other nominee will not be able to vote your shares on your behalf with respect to such proposals.

What is included in these materials?

These proxy materials include:

■	Our Notice of Annual Meeting and Proxy Statement for the 2013 Annual Meeting; and

■	Our 2012 Annual Report to shareholders, which includes our audited consolidated financial statements.

If you received printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

In accordance with the rules of the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish these materials by providing access to these documents over the Internet. Accordingly, on or about March 7, 2013, we sent a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability provides you with instructions regarding how to (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; and (3) request a printed copy of the proxy materials.

Our proxy materials are also available online at www.ppg.com/investor.

What am I voting on?

You are voting on four proposals. Details of each proposal are included in this Proxy Statement.

■	Proposal 1: To elect as directors the four nominees named in this Proxy Statement, each for a term of three years: James G. Berges, John V. Faraci, Victoria F. Haynes, and Martin H. Richenhagen;

■	Proposal 2: To vote on a nonbinding resolution to approve the compensation of the Company’s named executive officers;

■	Proposal 3: To vote on an amendment to our Articles of Incorporation to provide for the annual election of directors;

■	Proposal 4: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013; and

■	Proposal 5: To vote on a shareholder proposal requesting the adoption of a simple majority vote.

What are the Board’s recommendations on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

■	Proposal 1: FOR the election of four directors, each for a term of three years;

■	Proposal 2: FOR the approval of the compensation of the Company’s named executive officers;

■	Proposal 3: FOR the amendment to our Articles of Incorporation to provide for the annual election of directors;

■	Proposal 4: FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2013; and

■	Proposal 5: AGAINST the shareholder proposal requesting the adoption of a simple majority vote.

What are my choices when voting?

■

Proposal 1: You may cast your vote in favor of election of all nominees or withhold authority to vote for all or one or more nominees. Abstentions and broker non-votes will not be taken into account to determine the outcome of the election of directors.

■

Proposals 2, 4 and 5: You may cast your vote in favor of or against each proposal, or you may elect to abstain from voting your shares. Abstentions and broker non-votes will have no effect on the outcome of these proposals.

■

Proposal 3: You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares. Abstentions and broker non-votes will have the effect of a vote against this proposal.

How do I vote?

You may vote your shares by any one of the following methods:

■	By Internet: Log onto the website indicated in the Notice of Internet Availability or on the proxy card or vote instruction form.

■	By telephone: Call the toll-free number shown on the proxy card or vote instruction form and follow the voice prompts.

■	By mail: Mark your votes, sign and return the proxy card or vote instruction form in the postage-paid envelope provided.

■	By ballot: Attend the Annual Meeting in person and use a ballot to cast your vote.

If you vote by the Internet or by telephone, you do not need to send in a proxy card or vote instruction form. The deadline for Internet and telephone voting will be 11:59 p.m., Eastern Time, on April 17, 2013. If your shares are held in the name of a bank, broker or other nominee, and you wish to vote your shares in person at the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the Meeting to exchange for a ballot.

What vote is needed for the proposals to be adopted?

As of the record date, February 22, 2013, there were [                ] shares of PPG common stock issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held.

■

Quorum: In order to conduct the Annual Meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a quorum. If you vote by Internet or by telephone, or submit a properly executed proxy card or vote instruction form, you will be considered part of the quorum. Abstentions and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the Annual Meeting for purposes of a quorum.

■

Proposal 1: Each director nominee who receives a majority of the votes cast (the number of shares voted “for” the director must exceed 50% of the votes cast with respect to that director) at the Annual Meeting will be elected as a director.

■

Proposal 2: More than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting must vote for the proposal for it to be adopted. The advisory vote on this proposal is nonbinding. However, the Board of Directors will take into account the outcome of the vote on this proposal when making future decisions about the Company’s executive compensation arrangements, policies and procedures.

■	Proposal 3: At least 80% of the shares of the Company’s outstanding common stock entitled to vote (including abstentions) at the Annual Meeting must vote for the proposal for it to be adopted.

■

Proposals 4 and 5: More than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting must vote for the proposal for it to be adopted.

How will shares in employee benefit plans be voted?

This Proxy Statement is being used to solicit voting instructions from you with respect to shares of PPG common stock that you own, but which is held by the trustees of a retirement or savings plan for the benefit of you and other plan participants. Shares held in the benefit plans that are entitled to vote will be voted by the trustees pursuant to your instructions. Shares held in any employee benefit plan that you are entitled to vote, but do not vote, will not be voted by the trustees. You must instruct the trustees to vote your shares by utilizing one of the voting methods described above.

Who will count and certify the votes?

Representatives of Corporate Election Services and the staff of our corporate secretary and investor relations offices will count the votes and certify the election results. The results will be publicly filed with the Securities and Exchange Commission on a Form 8-K within four business days after the Annual Meeting.

What does it mean if I receive more than one set of proxy materials?

It means you have multiple accounts at the transfer agent or with banks, brokers or other nominees. If you received more than one Notice of Internet Availability, you may need to enter separate electronic control voting numbers when voting by the Internet to ensure that all of your shares have been voted. If you received more than one proxy card or vote instruction form, please complete and provide your voting instructions for all proxy cards and vote instruction forms that you receive.

What happens if I do not give specific voting instructions?

The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the Annual Meeting in the manner you direct. If you (1) choose the “submit your vote” option without voting on each individual proposal when voting on the Internet or by telephone or (2) if you are a shareholder of record and sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by our Board on all matters presented in this Proxy Statement.

If your shares are held by a broker, bank or other nominee, the broker, bank or nominee will ask you how you want to vote your shares. If you give the broker, bank or nominee instructions, your shares will be voted as you direct. If you do not give instructions, your broker, bank or nominee may vote your shares in its discretion for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013 (Proposal 4), but your broker, bank or nominee will not vote your shares at all with respect to any of the other proposals. We encourage you to provide instructions to your bank, broker or nominee by carefully following the instructions provided. This will ensure that your shares are voted at the Annual Meeting as you direct.

How can I change or revoke my vote after I have voted?

You have the right to change your vote or revoke your proxy before it is exercised at the Annual Meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Meeting or specifically request in writing that your prior proxy be revoked. Please note that any re-votes by mail or proxy revocations must be received by our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272 prior to the Annual Meeting in order to be effective.

How can I attend the Annual Meeting?

Admission to the Annual Meeting is limited to shareholders who are eligible to vote or their authorized representatives. If you are a shareholder of record or a participant in a retirement or savings plan maintained by PPG and wish to attend the Annual Meeting, please indicate this desire when voting via the Internet or by telephone, so that we may send you an Admission Card. However, if you have a paper proxy card because you received the proxy materials in paper form, there is an Admission Card on the top half of the proxy card. Please tear off the Admission Card and bring it with you to the Annual Meeting, along with a photo ID.

If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the Annual Meeting, you must bring proof of ownership, such as an account statement, that clearly shows that you held PPG common stock on the record date of February 22, 2013, or a legal proxy obtained from your bank, broker or other nominee. You must also bring a photo ID. Alternatively, you may obtain an Admission Card by sending your request and a copy of your proof of ownership to Investor Relations at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

For security purposes, no cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages, other than for use by PPG, will be permitted in the meeting room or adjacent areas, and other items will be subject to search.

How do I obtain a copy of materials related to corporate governance?

Our Corporate Governance Guidelines, charters of each standing committee of our Board of Directors, Global Code of Ethics, Code of Ethics for Senior Financial Officers and other materials related to our corporate governance are published on the Corporate Governance section of our website at www.ppg.com/investor.

Who is soliciting my vote and what are the solicitation expenses?

This solicitation is being made on behalf of our Board of Directors, but may also be made without additional compensation by our directors, officers or employees by telephone, facsimile, e-mail or personal interview. We will bear the expense of the preparation, printing and mailing of the Notice of Internet Availability and these proxy materials. We have hired D.F. King & Company to help us send out the proxy materials and to solicit proxies. The firm’s fee for these services is $12,000, plus out-of-pocket expenses. We will request brokers, banks and other nominees who hold shares of PPG common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse these brokers, banks and nominees for their reasonable out-of-pocket expenses incurred in forwarding solicitation materials to such beneficial owners.

How can I submit a proposal for consideration at the 2014 annual meeting of shareholders?

To be considered for the 2014 annual meeting, shareholder proposals must be submitted in writing to our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272. No proposal can be included in our proxy statement for the 2014 annual meeting unless it is received by our corporate secretary no later than November 7, 2013. The proposal must also comply with the rules of the Securities and Exchange Commission relating to shareholder proposals.

Any shareholder whose proposal is not included in our proxy statement relating to the 2014 annual meeting and who intends to present business for consideration at the 2014 annual meeting must give notice to our corporate secretary in accordance with Section 1.4 of our Bylaws (which are available on the Corporate Governance section of our website at www.ppg.com/investor) and such business must otherwise be a proper matter for shareholder action. If, as expected, the 2014 annual meeting of shareholders is held on April 17, 2014, then the notice must be received by our corporate secretary on or before January 17, 2014.

How can I recommend someone as a candidate for director?

A shareholder who wishes to recommend a candidate for director of PPG may write to the chairman of the Nominating and Governance Committee of the Board of Directors, in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

To be effective for consideration at the 2014 annual meeting, the recommendation must be received by our corporate secretary no later than January 17, 2014 and must include information required under our Bylaws, including information about the nominating shareholder and information about the nominee that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission. For additional information regarding the recommendation procedures, see “Corporate Governance – Shareholder Recommendations or Nominations for Director” on pages 20 through 22.

PROPOSAL 1: ELECTION OF DIRECTORS

Four directors are nominated for election to a class that will serve until the 2016 annual meeting of shareholders and until their successors have been duly elected and qualified, or their earlier retirement or resignation. It is intended that the shares represented by each proxy will be voted, in the discretion of the proxies, FOR the nominees for directors set forth below, each of whom is an incumbent, or for any substitute nominee or nominees designated by our Board of Directors in the event any nominee or nominees become unavailable for election. In the event that an incumbent director receives a greater number of votes against his or her election than votes for such election, he or she is required to tender his or her resignation for consideration by the Nominating and Governance Committee of the Board of Directors in accordance with our Bylaws, as described on page 22 under “Director Resignation Policy.” The principal occupations of, and certain other information regarding, the nominees and our continuing directors, as of February 22, 2013, are set forth below. In addition, information about each director’s specific experience, attributes and skills that led the Board to the conclusion that each of the directors is highly qualified to serve as a member of the Board is set forth under “Director Experience” on pages 11 through 12.

Nominees to Serve in a Class Whose Term Expires in 2016

JAMES G. BERGES, Partner, Clayton, Dubilier & Rice, LLC. Mr. Berges, 65, has been a Director of PPG since 2000. He became a partner in Clayton, Dubilier & Rice, LLC, a private equity investment firm, in 2006. Prior to that, he was President of Emerson Electric Co. from 1999 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He is also Chairman of HD Supply, Inc. and Hussmann International, Inc. and a director of NCI Building Systems, Inc. and Atkore International, Inc. Mr. Berges served as a director of Diversey, Inc. from 2009 to 2010 and MKS Instruments, Inc. from 2002 to 2007 and as Chairman of Sally Beauty Holdings, Inc. from 2006 to 2012.

JOHN V. FARACI, Chairman and Chief Executive Officer, International Paper Company. Mr. Faraci, 62, has been a Director of PPG since October 2012. He has been Chairman and Chief Executive Officer of International Paper, a global manufacturer of paper and packaging products, since November 2003. Earlier in 2003, Mr. Faraci was elected President and a director of International Paper. He previously served as Executive Vice President and Chief Financial Officer of International Paper from 2000 to 2003 and as Senior Vice President – Finance and Chief Financial Officer from 1999 to 2000. Mr. Faraci is also a director of United Technologies Corporation.

VICTORIA F. HAYNES, Retired President and Chief Executive Officer of RTI International. Dr. Haynes, 65, has been a Director of PPG since 2003. She served as the President and Chief Executive Officer of RTI International, which performs scientific research and development in advanced technologies, public policy, environmental protection, and health and medicine, from 1999 until 2012. She was Vice President of the Advanced Technology Group and Chief Technical Officer of BF Goodrich Company from 1992 to 1999. Dr. Haynes is also a director of Nucor Corporation, Royal DSM N.V., Axiall Corporation and Ziptronix, Inc. Dr. Haynes served as a director of Archer Daniels Midland Company from 2007 through 2011.

MARTIN H. RICHENHAGEN, Chairman, President and Chief Executive Officer, AGCO Corporation. Mr. Richenhagen, 60, has been a Director of PPG since September 2007. He has been Chairman, President and Chief Executive Officer of AGCO Corporation, an agricultural equipment manufacturer, since 2004. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a Swiss flooring materials company. From 1998 to 2003, he was with CLAAS KgaA MbH, a German-based manufacturer of agricultural and forest machinery, serving as Group President from 2000 until his departure in 2003. Mr. Richenhagen served as a director of Phelps Dodge Corporation from 2006 until Phelps Dodge was acquired in 2007.

Continuing Directors – Term Expires in 2014

STEPHEN F. ANGEL, Chairman of the Board, President and Chief Executive Officer, Praxair, Inc. Mr. Angel, 57, has been a Director of PPG since 2010. He has been Chairman of the Board, President and Chief Executive Officer of Praxair, Inc., a global producer and distributor of atmospheric and process gases and high-performance surface coatings, since 2007. Before being named to his current position, Mr. Angel served as President and Chief Operating Officer of Praxair, Inc. from March to December 2006 and as Executive Vice President of Praxair, Inc. from 2001 to 2006. Prior to joining Praxair, Inc., he held various executive positions at General Electric Company, including General Manager for GE’s industrial systems power equipment business from 1999 to 2001 and General Manager, marketing and sales, for GE’s transportation systems business from 1996 to 1999.

HUGH GRANT, Chairman of the Board and Chief Executive Officer, Monsanto Company, a global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Mr. Grant, 54, has been a Director of PPG since 2005. He was named Executive Vice President and Chief Operating Officer of Monsanto Company at the time of an initial public offering in 2000 and remained in that position for the subsequent spin-off of the company in 2002. Mr. Grant was named to his current position in 2003.

MICHELE J. HOOPER, President and Chief Executive Officer, The Directors’ Council. Ms. Hooper, 61, has been a Director of PPG since 1995. In 2003, she co-founded, and became the Managing Partner of, The Directors’ Council, a private company that works with corporate boards to increase their independence, effectiveness and diversity. She was named to her current position in 2009. Ms. Hooper was President and Chief Executive Officer of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. Prior to that, she was President and Chief Executive Officer of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care from 1998 until Stadtlander was acquired in 1999. She is also a director of UnitedHealth Group Incorporated. She served as a director of Warner Music Group from 2006 to 2011 and AstraZeneca plc. from 2003 to 2012.

ROBERT MEHRABIAN, Chairman of the Board, President and Chief Executive Officer, Teledyne Technologies Inc. Dr. Mehrabian, 71, has been a Director of PPG since 1992. He has been Chairman of the Board, President and Chief Executive Officer of Teledyne Technologies Inc., a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems, since 2000. He was President and Chief Executive Officer of Teledyne Technologies Inc. from its formation (as a spin-off of Allegheny Teledyne Inc.) in 1999 until 2000. He was Executive Vice President of Allegheny Teledyne Inc., a manufacturer of specialty metals, aerospace, electronics, industrial and consumer products, from 1998 until 1999. He served as a director of The Bank of New York Mellon Corporation from 2007 to 2011.

Continuing Directors – Term Expires in 2015

CHARLES E. BUNCH, Chairman and Chief Executive Officer, PPG Industries, Inc. Mr. Bunch, 63, has been a Director of PPG since 2002. He was President and Chief Operating Officer of PPG from July 2002 until he was elected President and Chief Executive Officer in March 2005 and Chairman and Chief Executive Officer in July 2005. Before becoming President and Chief Operating Officer, he was Executive Vice President of PPG from 2000 to 2002 and Senior Vice President, Strategic Planning and Corporate Services, of PPG from 1997 to 2000. Mr. Bunch is also a director of H. J. Heinz Company and The PNC Financial Services Group, Inc.

ROBERT RIPP, Chairman of Lightpath Technologies. Mr. Ripp, 71, has been a Director of PPG since 2003. He has been Director and Chairman of Lightpath Technologies, a manufacturer of optical lens and module assemblies for the telecom sector, since 1999. He served as Interim President and Chief Executive Officer of Lightpath from October 2001 to July 2002. He was Chairman and Chief Executive Officer of AMP Incorporated, an electrical products company, from 1998 until AMP was acquired in April 1999. He is also a director of ACE Limited and Axiall Corporation.

THOMAS J. USHER, Non-Executive Chairman of the Board of Marathon Petroleum Corporation and the former Non-Executive Chairman of Marathon Oil Corporation and Chairman of the Board of United States Steel Corporation. Mr. Usher, 70, has been a Director of PPG Industries since 1996. He was elected Non-Executive Chairman of Marathon Petroleum Corporation in 2011 upon its spin-off from Marathon Oil Corporation. He served as Non-Executive Chairman of Marathon Oil Corporation from 2001 until 2011. Marathon Petroleum Corporation is a global oil refining and transport company based in Findlay, Ohio. Mr. Usher had been Chairman of the Board, Chief Executive Officer and President of United States Steel Corporation, a major producer of metal products, since 2001. He retired from the positions of Chief Executive Officer and President on September 30, 2004. He subsequently retired as Chairman of the Board of Directors on February 1, 2006. He served as Chairman of the Board and Chief Executive Officer of USX Corporation from 1995 until 2001. He is also a director of The PNC Financial Services Group, Inc. and H. J. Heinz Company.

DAVID R. WHITWAM, Retired Chairman of the Board and Chief Executive Officer, Whirlpool Corporation. Mr. Whitwam, 71, has been a Director of PPG since 1991. He was Chairman of the Board and Chief Executive Officer of Whirlpool Corporation, a manufacturer and distributor of household appliances and related products, from 1987 until his retirement in 2004. Mr. Whitwam served as a director of Convergys Corporation from 2003 through 2009.

Vote Required

Each director nominee who receives a majority of the votes cast (the number of shares voted “for” the director must exceed 50% of the votes cast with respect to that director) at the Annual Meeting will be elected as a director.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION

OF EACH OF THE FOUR DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Board Composition

PPG’s business, property and affairs are managed under the direction of the Board of Directors. The Board is currently comprised of twelve members, divided into three classes. Terms of the classes are staggered, with one class standing for election each year. The Board is elected by shareholders to oversee management of the Company in the long-term interests of all shareholders. The Board also considers the interests of other constituencies, which include customers, employees, retirees, suppliers, the communities we serve and the environment. The Board strives to ensure that PPG conducts business in accordance with the highest standards of ethics and integrity.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. These guidelines are revised from time to time to better address particular needs as they change over time. The Corporate Governance Guidelines may be accessed from the Corporate Governance section of our website at www.ppg.com/investor.

The Board has a program for orienting new directors and for providing continuing education for all directors, including the reimbursement of expenses for continuing education. The Board annually evaluates its own performance and that of the individual committees. The evaluation process is coordinated by the Nominating and Governance Committee and has three parts: committee self-assessments, full Board evaluations and evaluations of the individual directors in the class whose term is expiring at the next annual meeting. The committee self-assessments consider whether and how well each committee has performed the responsibilities listed in its charter. The full Board evaluations consider the committee self-assessments, as well as the quality of the Board’s meeting agendas, materials and discussions. All assessments and evaluations focus on both strengths and opportunities for improvement.

Director Independence

In accordance with the rules of the New York Stock Exchange, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the categorical guidelines it has adopted, which include all objective standards of independence set forth in the exchange listing standards. The categorical independence standards adopted by the Board are contained in the Corporate Governance Guidelines, which may be accessed from the Corporate Governance section of our website at www.ppg.com/investor. Based on these standards, at its meeting held on February 21, 2013, the Board determined that each of the following non-employee directors is independent and has no material relationship with PPG, except as a director and shareholder:

Stephen F. Angel	Robert Mehrabian
James G. Berges	Martin H. Richenhagen
John V. Faraci	Robert Ripp
Hugh Grant	Thomas J. Usher
Victoria F. Haynes	David R. Whitwam
Michele J. Hooper

In addition, based on such standards, the Board affirmatively determined that Charles E. Bunch is not independent because he is the Chairman and Chief Executive Officer of PPG.

Director Experience

The Board believes that each of the Company’s directors is highly qualified to serve as a member of the Board. Each of the directors has contributed to the mix of skills, core competencies and qualifications of the Board. When evaluating candidates for election to the Board, the Nominating and Governance Committee seeks candidates with certain qualities that it believes are important, including integrity, an objective perspective, good judgment, leadership skills and those criteria listed below under “Corporate Governance – Shareholder Recommendations or Nominations for Director.” Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with some of the most admired organizations in the world. Many of our directors also have served as directors of PPG for many years and benefit from an intimate knowledge of our operations and corporate philosophy. The Board believes that each director’s service as the chairman, chief executive officer and/or president of a well respected company has provided the directors with skills that are important to serving on our Board. Specifically, the Board has noted that our directors have the following skills that, among others, have made them particularly suited to serve as a director of PPG, a global manufacturer of high technology paints, coatings, optical products, specialty materials, chemicals, glass and fiber glass for industrial and consumer markets, with operations in more than 60 countries:

■

Mr. Bunch has been an employee of PPG for over 30 years and has served in executive level positions at PPG since 1997. He has extensive knowledge of PPG and our industries. During his tenure, Mr. Bunch has led the transformation of PPG into one of the world’s leading coatings and specialty products companies. In addition, through his experience at the Federal Reserve Bank of Cleveland, including serving as its Chairman, Mr. Bunch gained a deep understanding of the U.S. economy and corporate finance.

■

Mr. Angel has diverse managerial and operational experience within the manufacturing industry. As the Chairman, President and Chief Executive Officer of Praxair, Inc. and a former senior operating executive at General Electric, Mr. Angel understands the challenges faced by a global manufacturer of diversified products, and his experience provides the Board with insight into sales and marketing and operational matters.

■

Mr. Berges is a Partner with private equity investment firm Clayton, Dubilier & Rice, where he works with portfolio companies in a wide range of industries to improve their operations. Previously, he served as President of Emerson Electric Company, a diversified global technology company. As a result of Mr. Berges’ experience advising and serving on the boards of directors of numerous companies, he can draw from a diverse set of leadership experiences and governance perspectives.

■

Mr. Faraci has significant leadership and financial expertise gained from years of service at a large multinational manufacturing company. He has served as both the Chief Executive Officer and Chief Financial Officer of International Paper Company, where he led a transformation to refocus International Paper on its paper and packaging business. Mr. Faraci’s recent experience repositioning International Paper will provide useful guidance as PPG transforms its business to focus on coatings products. Mr. Faraci also has international operational expertise gained from years of experience leading a large multinational company and his experience leading one of International Paper’s former international subsidiaries.

■

Mr. Grant has an extensive background in the global agricultural technology industry, having served in various positions at Monsanto Company, where he is currently the Chairman of the Board and Chief Executive Officer. Mr. Grant brings to the Board significant leadership, managerial and operational expertise gained from years of experience leading the operations of a large multinational company.

■

Dr. Haynes is a leader in advanced technology and research. Her service as President and Chief Executive Officer of RTI International provides her with insight into the research and development issues currently faced by global companies. Dr. Haynes’ science background, coupled with her experience leading a high technology institution, is a valuable resource for the Board when reviewing our technological innovations.

■

Ms. Hooper is an “audit committee financial expert” with significant experience leading the audit committees of several major companies. In addition to chairing PPG’s Audit Committee, she serves on or has served on the audit committees of UnitedHealth Group, AstraZeneca (Chair), Warner Music Group (Chair), Seagram Company Ltd. and Target Corporation (Chair). In addition, Ms. Hooper is currently a Public Board Member and former Vice Chair of the Center for Audit Quality, Chair of the CAQ Initiative for Deterring and Detecting Financial Reporting Fraud, and co-Chair of the National Association of Corporate Directors Blue Ribbon Commission on Audit Committee Responsibilities. She is also an expert in corporate governance and board diversity, currently serving as a Director of the National Association of Corporate Directors. As President and Chief Executive Officer of The Directors’ Council, she works with major companies to enhance the effectiveness of their corporate governance. Ms. Hooper’s experience as an expert in accounting, a senior executive at a range of companies and a corporate governance expert provides the Board with a unique set of skills that enhances the Board’s leadership and oversight capabilities.

■

Dr. Mehrabian is an expert in materials science and advanced technologies. He has extensive experience in the high technology manufacturing sector, currently serving as the Chairman of the Board, President and Chief Executive Officer of Teledyne Technologies, Inc. In addition, Dr. Mehrabian’s experience leading technology focused enterprises provides the Board with insight into the management challenges of a global manufacturer of high technology products.

■

Mr. Richenhagen has been leading global manufacturing companies for many years. Currently, he is the Chairman, President and Chief Executive Officer of AGCO Corporation, a leading global manufacturer of agricultural equipment, with dealers and distributors in more than 140 countries worldwide. Mr. Richenhagen brings considerable international business experience to the Board, having served as a senior executive at multinational companies located in Europe and the United States.

■

Mr. Ripp’s extensive experience as both a chief executive officer and a senior financial officer brings valuable financial acumen to the Board. In addition to his service as Chairman of Lightpath Technologies, Mr. Ripp was the Chairman and Chief Executive Officer of AMP Incorporated and held senior finance positions at International Business Machines. His many years of experience working with technology companies is also of great benefit to the Board.

■

Mr. Usher has been a leader in the global oil and gas and steel manufacturing industries. He has considerable experience guiding companies through varying economic cycles. Through his multiple senior leadership roles at multinational companies, Mr. Usher has an understanding of the complex issues relevant to overseeing a global public company, including those relating to manufacturing, strategy and regulation.

■

Mr. Whitwam has extensive experience in the manufacturing industry, including 17 years of service as the Chairman of the Board and Chief Executive Officer of Whirlpool Corporation. Mr. Whitwam’s leadership, managerial and operational skills gained from his long-tenured leadership of a large manufacturing company have benefitted the Board for many years. His years of experience as director of the Company also provide valuable perspective for his service as the Company’s presiding director.

The Board has also considered the fact that all of our directors have worked for, or served on the boards of directors of, a variety of companies in a wide range of industries. The Board believes that through their varying backgrounds, our directors bring a wealth of experiences, new ideas and solutions to our Board.

Board Leadership Structure and Risk Oversight

We have a traditional board leadership structure under which Mr. Bunch serves as our Chief Executive Officer and Chairman of the Board. We have eleven other directors, each of whom is independent. Our Board has four standing committees, each of which is comprised solely of independent directors with a committee chair. We believe that this leadership structure has served PPG well. The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry and the director most capable of identifying strategic priorities and executing our business strategy. In addition, having one person serve as both Chairman and Chief Executive Officer demonstrates to our employees, suppliers, customers, shareholders and other stakeholders that PPG has strong leadership with a single person setting the tone and having the responsibility for managing our operations. Having a single leader eliminates the potential for confusion and provides clear leadership for PPG. We believe that our Board consists of directors with significant leadership skills, as discussed above. All of our independent directors have served as the chairman, chief executive officer and/or president of other companies. Accordingly, we believe that our independent directors have demonstrated leadership in large enterprises and are well versed in board processes and that having directors with significant leadership skills benefits our Company and our shareholders.

In accordance with our Bylaws and our Corporate Governance Guidelines, the Chairman is responsible for chairing Board meetings and setting the agenda for these meetings. Each director also may suggest items for inclusion on the agenda and may raise at any Board meeting subjects that are not on the agenda for that meeting. As required by our Corporate Governance Guidelines, our independent directors meet separately, without management present, at each meeting of the Board. In addition, our Board committees regularly meet without members of management present. The Board has designated the chair of the Nominating and Governance Committee, currently Mr. Whitwam, to serve as presiding director of the independent director sessions. In their discretion, the independent directors may select another independent director to serve as presiding director for a particular session. Aside from chairing meetings of the independent directors, the presiding director serves as a liaison between the independent directors and the Chairman and has the power to call meetings of the independent directors. As part of its annual self-evaluation process, the Board evaluates our leadership structure to ensure that the Board continues to believe that it provides the optimal structure for PPG. We believe that having a single leader for our Company with oversight of Company operations, coupled with experienced independent directors who have appointed a presiding director and four committee chairs, is the appropriate leadership structure for PPG.

In accordance with New York Stock Exchange requirements, our Audit Committee charter provides that the Audit Committee is responsible for overseeing our risk management process. The Audit Committee is updated on a regular basis on relevant and significant risk areas. This includes periodic updates from certain officers of the Company and a formal annual update by the Director of Corporate Audit Services. The annual update provides a comprehensive review of PPG’s enterprise risks and includes the feedback of most of the Company’s officers. The Audit Committee, in turn, reports to the full Board. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board is actively involved in overseeing risk management for the Company by engaging in periodic discussions with Company officers and other employees as the Board may deem appropriate. In addition, each of our Board committees considers the risks within its areas of responsibility. For example, our Technology and Environment Committee considers risks related to our environment, health, safety, product stewardship and other sustainability policies, programs and practices. Our Audit Committee focuses on risks inherent in our accounting, financial reporting and internal controls. Our

Officers-Directors Compensation Committee considers the risks that may be implicated by our executive compensation program. We believe that the leadership structure of our Board supports the Board’s effective oversight of the Company’s risk management.

Review and Approval or Ratification of Transactions with Related Persons

The Board and its Nominating and Governance Committee adopted revised written policies and procedures relating to approval or ratification of “Related Person Transactions” in 2011. Under these policies and procedures, the Nominating and Governance Committee (or its chair, under some circumstances) reviews the relevant facts of all proposed Related Person Transactions and either approves or disapproves of the entry into the Related Person Transaction, by taking into account, among other factors it deems appropriate:

■	The benefits to PPG of the transaction;

■

The impact on a director’s independence, in the event the “Related Person” is a director or an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

■	The availability of other sources for comparable products or services;

■	The terms of the transaction; and

■	The terms available to unrelated third parties or to employees generally.

No director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of PPG and its shareholders.

If a Related Person Transaction that has not been previously approved or previously ratified is discovered, the Nominating and Governance Committee, or its chair, will promptly consider all of the relevant facts. In addition, the committee generally reviews all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

Under our policies and procedures, a “Related Person Transaction” is generally a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which PPG was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of PPG’s last fiscal year was, (i) a director or executive officer of PPG or a nominee to become a director of PPG; (ii) any person who is known to be the beneficial owner of more than 5% of any class of PPG’s voting securities; or (iii) any immediate family member of any of the foregoing persons.

Certain Relationships and Related Transactions

As discussed above, the Nominating and Governance Committee is charged with reviewing issues involving potential conflicts of interest and all Related Person Transactions. PPG and its subsidiaries purchase products and services from and/or sell products and services to companies of which certain of the directors and/or executive officers of PPG are directors and/or executive officers. During 2012, PPG entered into the following transactions with Related Persons that are required to be reported under the rules of the Securities and Exchange Commission.

Stephen F. Angel, a director of PPG, is the Chairman, President and Chief Executive Officer of Praxair, Inc. During 2012, PPG and its subsidiaries purchased approximately $9.1 million of industrial gases from Praxair and sold approximately $15.9 million of hydrogen and industrial and performance coatings to Praxair.

Martin H. Richenhagen, a director of PPG, is the Chairman, President and Chief Executive Officer of AGCO Corporation. During 2012, PPG and its subsidiaries sold approximately $3.8 million of industrial coatings to AGCO Corporation.

John V. Faraci, a director of PPG, is Chairman and Chief Executive Officer of International Paper Company. During 2012, PPG and its subsidiaries purchased approximately $4.6 million of packaging products from International Paper and sold approximately $29.3 million of commodity chemicals, fiber glass, coatings products and Teslin® to International Paper.

Robert Mehrabian, a director of PPG, is the Chairman, President and Chief Executive Officer of Teledyne Technologies, Inc. During 2012, PPG and its subsidiaries purchased approximately $140,000 of laboratory instruments from Teledyne Technologies and sold approximately $400,000 of sealants to Teledyne Technologies.

The Nominating and Governance Committee does not consider the amounts involved in such transactions material. Such purchases from and sales to each company involved less than 1% of the consolidated gross revenues for 2012 of each of the purchaser and the seller and all of such transactions were in the ordinary course of business.

Board Meetings and Committees

The Board currently has four standing committees: Audit Committee, Nominating and Governance Committee, Officers-Directors Compensation Committee and Technology and Environment Committee. The current composition of each Board committee is indicated below. The charter of each Board committee is available on the Corporate Governance section of our website at www.ppg.com/investor.

Audit Committee	Nominating and Governance Committee	Officers-Directors Compensation Committee	Technology and Environment Committee

James G. Berges John V. Faraci Victoria F. Haynes Michele J. Hooper* Martin H. Richenhagen Robert Ripp	James G. Berges John V. Faraci Hugh Grant Michele J. Hooper David R. Whitwam*	Stephen F. Angel Hugh Grant Robert Mehrabian Robert Ripp Thomas J. Usher* David R. Whitwam	Stephen F. Angel Victoria F. Haynes Robert Mehrabian* Martin H. Richenhagen Thomas J. Usher

*	Committee Chair.

During 2012, the Board held nine meetings, the Audit Committee held six meetings, the Nominating and Governance Committee held five meetings, the Officers-Directors Compensation Committee held three meetings, and the Technology and Environment Committee held two meetings. The average attendance at meetings of the Board and committees during 2012 was 97%, and no director attended less than 75% of the total number of meetings of the Board and committees on which such director served. PPG does not have a formal policy requiring attendance at the annual meeting of shareholders; however, all directors serving at the time of the annual meeting attended the 2012 annual meeting of shareholders.

Our independent directors meet separately, without any management present, at each meeting of the Board. The Board has designated the chair of the Nominating and Governance Committee, currently Mr. Whitwam, to serve as presiding director of the independent director sessions. In their discretion, the independent directors may select another independent director to serve as presiding director for a particular session.

Audit Committee

The Audit Committee is comprised of six directors, each of whom is independent under the standards adopted by the Board, the listing standards of the New York Stock Exchange and the applicable rules of the Securities and Exchange Commission. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com/investor, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors. The functions of the committee are primarily to review with our independent auditors and our internal auditors their respective reports and recommendations concerning audit findings and the scope of and plans for their future audit programs and to review audits, annual and quarterly financial statements and accounting and financial controls. The committee also appoints our independent registered public accounting firm, oversees our internal auditing department, assists the Board in oversight of our compliance with legal and regulatory requirements related to financial reporting matters and oversees the risk management process. The Board has determined that each member of the committee is “financially literate” in accordance with the applicable rules of the New York Stock Exchange. In addition, the Board has determined that five members of the committee, including Ms. Hooper, the chair of the committee, are “audit committee financial experts” in accordance with the applicable rules of the Securities and Exchange Commission.

Audit Committee Report to Shareholders

The primary role of the Audit Committee is to oversee and review on behalf of the Board of Directors PPG’s processes to provide for the reliability and integrity of the Company’s financial reporting, including the Company’s disclosure practices, risk management processes and internal controls. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee is responsible for the appointment of both the independent registered public accounting firm and PPG’s lead internal auditor. The Audit Committee led the appointment and retention of Deloitte & Touche as PPG’s independent registered public accounting firm for 2012. For the work performed on the 2012 audit, the Audit Committee discussed and evaluated Deloitte & Touche’s performance, which included an evaluation by the Company’s management of Deloitte & Touche’s performance. The Audit Committee reviewed and approved in advance all fees and services performed by Deloitte & Touche.

The Audit Committee discussed with, and received regular status reports from PPG’s internal auditor and Deloitte & Touche on the overall scope and plans for their audits, their plans for evaluating the effectiveness of PPG’s internal control over financial reporting and the coordination of efforts between them. The Audit Committee reviewed and discussed the key risk factors used in developing PPG’s internal audit and Deloitte & Touche audit plans. The Audit Committee also reviewed with the Company’s management PPG’s risk management practices and an assessment of significant risks.

The Audit Committee met separately with both the Director, Corporate Audit Services, PPG’s lead internal auditor, and Deloitte & Touche, with and without management present, to discuss the results of their examinations, their audits of PPG’s financial statements and internal control over financial reporting and the overall quality of PPG’s financial reporting. The Audit Committee also met separately with the Company’s Senior Vice President, Finance and Chief Financial Officer and with the Company’s Senior Vice President and General Counsel. The Audit Committee annually reviews its performance and received feedback on its performance from the Company’s management and Deloitte & Touche.

The Company’s management is responsible for the preparation and accuracy of PPG’s financial statements. The Company is also responsible for establishing and maintaining adequate internal control over financial reporting. In 2012, PPG’s independent registered public accounting firm, Deloitte & Touche, was responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of PPG’s internal control over financial reporting.

In carrying out its responsibilities, the Audit Committee discussed and reviewed with the Company’s management the process to assemble the financial statements, including the Company’s internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The Audit Committee reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2012 and management’s report on internal control over financial reporting with management and with Deloitte & Touche. The Audit Committee also discussed with Deloitte & Touche the matters required by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written independence disclosures and letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche its independence. In addition, the Audit Committee considered whether Deloitte & Touche’s provision of non-audit services to PPG is compatible with maintaining its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

In the fourth quarter of 2012, the Audit Committee began a request for proposal process in connection with the selection of the independent registered public accounting firm for 2013. The Audit Committee plans to appoint the independent auditors for 2013 at the February 2013 Audit Committee meeting.

The Audit Committee:

James G. Berges

John V. Faraci

Victoria F. Haynes

Michele J. Hooper (Chair)

Martin H. Richenhagen

Robert Ripp

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report to Shareholders shall not be incorporated by reference into any such filings.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of five directors, each of whom is independent under the standards adopted by the Board and the listing standards of the New York Stock Exchange. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com/investor, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors. The charter also provides that the committee shall be responsible to identify and recommend to the Board of Directors persons to be nominated by the Board to stand for election as directors at each annual meeting of shareholders, the persons to be elected by the Board to fill any vacancy or vacancies in its number, and the persons to be elected by the Board to be Chairman of the Board, Vice Chairman of the Board, if any, President, if any, and the other executive officers of PPG. The committee also recommends to the Board actions to be taken regarding the structure, organization and functioning of the Board, and the persons to serve as members of the standing committees of, and other committees appointed by, the Board. The charter gives the committee the responsibility to develop and recommend corporate governance guidelines to the Board, and to recommend to the Board the process and criteria to be used in evaluating the performance of the Board and to oversee the evaluation of the Board.

Officers-Directors Compensation Committee

The Officers-Directors Compensation Committee is comprised of six directors, each of whom is independent under the standards adopted by the Board and the listing standards of the New York Stock Exchange. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com/investor, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors.

Committee meetings are regularly attended by our Chairman and Chief Executive Officer and our Vice President of Human Resources, as well as a representative of the outside compensation consulting firm retained by the committee, Frederic W. Cook & Co., Inc. At each meeting, the committee meets in executive session. The committee’s chair reports the committee’s recommendations on executive compensation to the Board. The human resources department supports the committee in its duties and, along with the Compensation and Employee Benefits Committee, a committee comprised of members of senior management, may be delegated authority to fulfill certain administrative duties regarding our compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

The committee approves, adopts, administers, interprets, amends, suspends and terminates our compensation plans applicable to, and fixes the compensation and benefits of, all of our executive officers. Recommendations regarding compensation of other officers are made by our Chief Executive Officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the committee. The committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The committee regularly reviews tally sheets that set forth the Company’s total compensation obligations to our senior executives under various scenarios, including retirement, voluntary and involuntary termination and termination in connection with a change in control of PPG.

The committee engaged Frederic W. Cook & Co., Inc. to advise the committee on all matters related to executive officer and director compensation. Specifically, Frederic W. Cook & Co. provides relevant market data, current updates regarding trends in executive and director compensation, and advice on program design, specific compensation decisions for the Chief Executive Officer and on the recommendations being made by management for executives other than the Chief Executive Officer. The committee meets independently with its consultant at each regularly scheduled meeting. All of the services that the compensation consultant performs for PPG are performed at the request of the committee, are related to executive and director compensation and are in support of decision making by the committee.

In 2012, the committee considered the independence of Frederic W. Cook & Co., Inc. in light of new SEC rules and proposed New York Stock Exchange listing standards. The committee requested and received a letter from Frederic W. Cook & Co. addressing Frederic W. Cook & Co.’s and the senior advisor involved in the engagement’s independence, including the following factors: (1) other services provided to us by Frederic W. Cook & Co.; (2) fees paid by us as a percentage of Frederic W. Cook & Co.’s total revenue; (3) policies or procedures maintained by Frederic W. Cook & Co. that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisor and a member of the committee; (5) any company stock owned by Frederic W. Cook & Co. or the senior advisor; and (6) any business or personal relationships between our executive officers and Frederic W. Cook & Co. or the senior advisor. The committee discussed these considerations and concluded that the work performed by Frederic W. Cook & Co. and Frederic W. Cook & Co.’s senior advisor involved in the engagement did not raise any conflict of interest.

Officers-Directors Compensation Committee Report to Shareholders

We have reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in the Annual Report on Form 10-K for the year ended December 31, 2012.

The Officers-Directors Compensation Committee:

Stephen F. Angel

Hugh Grant

Robert Mehrabian

Robert Ripp

Thomas J. Usher (Chair)

David R. Whitwam

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Officers-Directors Compensation Committee Report to Shareholders shall not be incorporated by reference into any such filings.

Compensation Program Design Mitigates Risk

In 2012, PPG management undertook a review of all of PPG’s compensation programs to identify any inherent material risks to PPG created by these programs. The framework used to identify any potential risks that could be incentivized by our compensation programs was developed with input from members of our human resources, finance, and legal functions and our independent executive compensation consultant, Frederic W. Cook & Co., Inc. Based on the results of this review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG. Features of our compensation programs and practices that mitigate risk include, among other things: (i) incentive plans that are appropriately weighted between short-term and long-term performance and cash and equity; (ii) long-term incentives consist of a mix of stock options, performance-based restricted stock units and total shareholder return contingent shares, which provides for a balanced mix of performance measures; (iii) ranges of performance and multiple performance targets are utilized to determine incentive compensation payouts, rather than a single performance target that provides an “all or nothing” basis for compensation; (iv) maximum payouts are in place in our incentive compensation programs to limit excessive payments; (v) determination of incentive compensation payouts is subject to managerial approval and/or Officers-Directors Compensation Committee discretion; and (vi) our executive officers are subject to a recoupment policy in the event of a financial restatement affecting their incentive compensation payout.

Compensation Committee Interlocks and Insider Participation

No member of the Officers-Directors Compensation Committee was at any time during 2012 an officer or employee of PPG or any of our subsidiaries nor is any such person a former officer of PPG or any of our subsidiaries. In addition, no “compensation committee interlocks” existed during 2012. For information concerning Related Person Transactions involving members of the Officers – Directors Compensation Committee, see “Corporate Governance – Certain Relationships and Related Transactions” on pages 14 through 15.

Technology and Environment Committee

The Technology and Environment Committee is comprised of five directors, each of whom is independent under the standards adopted by the Board. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com/investor, describes the composition, purposes and responsibilities of the committee. The primary purpose of the committee is to discharge certain of the Board’s responsibilities relating to the oversight of programs, initiatives and activities of PPG in the areas of science, technology and sustainability. The functions of the committee are primarily to assess the science and technology capabilities of PPG in all phases of its activities in relation to its corporate strategies and plans; review with management the existing and emerging technologies, and environment, health, safety, product stewardship and other sustainability issues, that can have a material impact on PPG; and review the status of our environment, health, safety, product stewardship and other sustainability policies, programs and practices.

Shareholder Recommendations or Nominations for Director

The Nominating and Governance Committee is responsible for identifying and screening potential director candidates and for recommending to the Board qualified candidates for nomination. The committee considers recommendations of potential candidates from current directors, management and shareholders. The committee also has authority to retain and terminate search firms to assist in identifying director candidates. From time to time, search firms have been paid a fee to identify candidates. Mr. Faraci was elected to the Board in October 2012. He was initially identified as a potential nominee by a third party search firm engaged by the Nominating and Governance Committee and, following an interview process undertaken by Mr. Bunch and Mr. Whitwam and a review of his candidacy by the Nominating and Governance Committee, Mr. Faraci was recommended by the Nominating and Governance Committee for election to the Board.

Qualifications. In evaluating director candidates, the committee uses a skills matrix to aid in identifying the qualifications and skills of the candidates, including the qualifications set forth below. Candidates recommended by shareholders are evaluated against the same criteria used to evaluate all candidates:

■	age shall be considered only in terms of experience of the candidate, seeking candidates who have broad experience in business, finance, the sciences, administration, government affairs or law;

■	candidates for director should have a knowledge of the global operations of industrial businesses such as those of PPG;

■	candidates for director should be cognizant of PPG’s societal responsibilities in conducting its operations;

■

each candidate should have sufficient time available to be a meaningful participant in Board affairs. Candidates should not be considered if there is either a legal impediment to service or a foreseeable conflict of interest which might materially hamper full and objective participation in all matters considered by the Board of Directors;

■

in accordance with our Retirement Policy for Directors, absent unforeseen health problems, each candidate should be able to serve as director for a sufficient period of time to make a meaningful contribution to the Board’s guidance of PPG’s affairs; and

■	the Board will be comprised of a majority of independent directors.

In applying these criteria, the committee seeks to establish a Board that, when taken as a whole, should:

■	be representative of the broad scope of shareholder interests, without orientation to any particular constituencies;

■	challenge management, in a constructive way, to reach PPG’s goals and objectives;

■	be sensitive to the cultural and geographical diversity of shareholders, associates, operations and interests;

■

be comprised principally of active or retired senior executives of publicly held corporations or financial institutions, with consideration given to those individuals who are scientifically-oriented, educators and government officials having corporate experience, whenever the needs of PPG indicate such membership would be appropriate;

■	include directors of varying ages, but whose overriding credentials reflect maturity, experience, insight and prominence in the community; and

■	be small enough to promote open and meaningful boardroom discussion, but large enough to staff the necessary Board committees.

The Nominating and Governance Committee does not a have formal policy with regard to the consideration of diversity in identifying director candidates. However, as discussed above, we endeavor to have a Board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the Company’s global activities. The Nominating and Governance Committee seeks to find director candidates who have demonstrated executive leadership ability and who are representative of the broad scope of shareholder interests by identifying candidates from diverse industries having diverse cultural backgrounds, ethnic backgrounds, viewpoints and ages. The Nominating and Governance Committee believes that the current members of the Board provide this diversity.

Process. Shareholders wishing to recommend or nominate a nominee for director should send their recommendation or nomination to the chairman of the Nominating and Governance Committee of the Board of Directors, in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272. A shareholder recommendation of a director nominee should be submitted with the same information as required by our Bylaws to be included in a written notice of a shareholder nomination of a person to stand for election at a meeting of shareholders, as set forth below.

Our Bylaws provide that nominations for persons to stand for election as directors may be made by holders of record of PPG common stock, provided that a nomination may be made by a shareholder at a meeting of shareholders only if written notice of such nomination is received by our corporate secretary not later than:

■	with respect to an election to be held at an annual meeting of shareholders held on the third Thursday in April, 90 days prior to such annual meeting; and

■

with respect to an election to be held at an annual meeting of shareholders held on a date other than the third Thursday in April or an election to be held at a special meeting of shareholders, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders.

Each notice of recommendation or nomination from a shareholder must include:

■	the name and address of the shareholder who is making the recommendation, or who intends to make the nomination, as the case may be, and of the person or persons to be recommended or nominated;

■

a description of all arrangements or understandings between the shareholder and each person being recommended or nominated, as the case may be, and any other person or persons (naming such person or persons) pursuant to which the recommendation or nomination is to be made by the shareholder;

■

such other information regarding the person being recommended or nominated as would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board; and

■	the written consent of each nominee, signed by such nominee, to serve as a director if so elected.

In addition to the notice requirements listed above, our Bylaws also require to be included in a written notice of a shareholder nomination of a person to stand for election at a meeting of shareholders a representation that the shareholder is a holder of record of PPG common stock entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to nominate the person or persons specified in the notice.

Director Resignation Policy

Our Bylaws provide that if an incumbent director is not elected by majority vote in an “uncontested election” (where the number of nominees does not exceed the number of directors to be elected), the director must offer to tender his or her resignation to our Board of Directors. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision with respect to their resignation. The election of directors that will be held at the Annual Meeting is an uncontested election.

Codes of Ethics

Our Global Code of Ethics, which is applicable to all directors and employees worldwide, embodies our global principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and compliance with all laws affecting our business. We also have a Code of Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. The Global Code of Ethics and Code of Ethics for Senior Financial Officers are available on the Corporate Governance section of our website at www.ppg.com/investor. In addition, we intend to post on our website all disclosures that are required by law, the Form 8-K rules or the New York Stock Exchange listing standards concerning any amendments to, or waivers from, any provision of our codes.

The Board has established a means for employees, customers, suppliers, shareholders or other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Global Code of Ethics. Any employee, shareholder or other interested party can call a toll-free number to submit a report. In North America, this number is (800) 742-9687. This number is operational 24 hours a day, seven days a week. Ethics hotline numbers for other regions may be found on the Ethics page of our website at www.ppg.com/en/ourcompany/Pages/Ethics.aspx.

Communications with the Board

Shareholders and other interested parties may send communications to the Board, the independent directors (individually or as a group) or the presiding director in writing by sending them in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272.

COMPENSATION OF DIRECTORS

Overview

The compensation program for the directors who are not also officers of PPG, to whom we refer as non-employee directors, is reviewed annually by the Officers-Directors Compensation Committee to ensure that the program remains competitive. As a part of the committee’s review, the types and levels of compensation offered to our non-employee directors are compared with those provided by a select group of comparable companies. The companies comprising this comparator group are used for review of the executive officer compensation program as well and are:

3M Company	Eastman Chemical Company	Honeywell International Inc.	Parker-Hannifin Corporation
Air Products and Chemicals, Inc.	Eaton Corporation	Illinois Tool Works Inc.	Praxair, Inc.
Alcoa Inc.	Ecolab Inc.	International Paper Company	The Sherwin-Williams Company
The Dow Chemical Company	Emerson Electric Co.	Johnson Controls, Inc.	Stanley Black & Decker, Inc.
E. I. du Pont de Nemours and Company	Goodyear Tire & Rubber Company	Monsanto Company	Textron Inc.

Taking into consideration the size of PPG relative to this comparator group and advice from Frederic W. Cook & Co., Inc., the committee reports its recommendations to the Board for approval. The committee does not determine director compensation, but only makes recommendations to the Board. Changes to the non-employee directors’ compensation program generally become effective as of the year following adoption.

Directors Compensation Table

(2012)

	Fees Earned or Paid in Cash ($)[1]
Name	Annual Retainer	Committee Chairperson Fees	Stock Awards ($)[2]	Option Awards ($)[3]	All Other Compensation ($)[4]	Total ($)
S. F. Angel	$115,000	$0	$115,033	$0	$10,000	$240,033
J. G. Berges	$115,000	$0	$115,033	$0	$6,000	$236,033
J. V. Faraci	$23,500	$0	$0	$0	$0	$23,500
H. Grant	$115,000	$0	$115,033	$0	$29,000	$259,033
V. F. Haynes	$115,000	$0	$115,033	$0	$0	$230,033
M. J. Hooper	$115,000	$20,000	$115,033	$0	$10,000	$260,033
R. Mehrabian	$115,000	$12,500	$115,033	$0	$10,000	$252,533
M. H. Richenhagen	$115,000	$0	$115,033	$0	$0	$230,033
R. Ripp	$115,000	$0	$115,033	$0	$9,125	$239,158
T. J. Usher	$115,000	$15,000	$115,033	$0	$10,000	$255,033
D. R. Whitwam	$115,000	$20,000	$115,033	$0	$0	$250,033

[1]

Fees include an annual cash retainer of $115,000, plus an additional committee chair retainer. For 2012, the annual retainer for service as a committee chair is as follows: $20,000 for the chair of each of the Audit Committee and the Nominating and Governance Committee; $15,000 for the chair of the Officers-Directors Compensation Committee; and $12,500 for the chair of the Technology and Environment Committee. Mr. Faraci joined the Board in October 2012 and received a prorated portion of the annual cash retainer.

[2]

In February 2012, each director, other than Mr. Faraci, received 1,279 time-based restricted stock units, or RSUs. The RSUs will vest on February 15, 2015. Dollar values represent the grant date fair value calculated in accordance with FASB ASC Topic 718. The grant date fair value of each RSU grant was $89.94. The assumptions made in calculating the grant date fair values are set forth in Note 20 to our Financial Statements for the year ended December 31, 2012, which is located on pages [    ] through [    ] of our Annual Report on Form 10-K. As of December 31, 2012, each director, other than Messrs. Angel and Faraci, had 4,025 RSUs outstanding. As of December 31, 2012, Mr. Angel had 2,407 RSUs and Mr. Faraci had 0 RSUs outstanding.

[3]

Stock options were last awarded to directors in 2005. All such options, which have a ten-year term, have vested. No grant date fair value is presented because no options were awarded in 2012. As of December 31, 2012, each director had the following number of option awards outstanding: S. F. Angel, 0; J. G. Berges, 5,000; J. V. Faraci, 0; H. Grant, 0, V. F. Haynes, 2,500; M. J. Hooper, 5,000; R. Mehrabian, 0; M. H. Richenhagen, 0; R. Ripp, 0, T. J. Usher, 0; and D. R. Whitwam, 5,000.

[4]

Amounts in this column reflect donations made by the PPG Industries Foundation under our charitable awards program. The PPG Industries Foundation matches up to $10,000 of donations made by a director in any one year. However, matching payments by the PPG Industries Foundation may be paid in a year subsequent to the donation depending on the timing of the director’s donation during the year and the timing of the PPG Industries Foundation’s verification process. This may result in matching payments that exceed $10,000 in one year. In 2012, the Foundation matched charitable donations made by Mr. Grant in 2010, 2011 and 2012. For additional information regarding charitable awards, see “Charitable Awards Program” on page 27.

Annual Retainer

For 2012, each of our non-employee directors received an annual retainer with a value equal to $230,000, of which $115,000 was paid in cash and $115,000 in equity in the form of restricted stock units, or RSUs. Mr. Faraci joined the Board in October 2012 and received a prorated portion of the annual retainer. The cash portion of the retainer was payable in quarterly installments, with the first quarterly installment paid after the annual shareholders meeting. The number of RSUs a director received was determined by dividing $115,000 by the closing price of our stock on the grant date, which was the date of the February meeting of the Officers-Directors Compensation Committee. An RSU represents the right to receive a share of PPG common stock upon vesting. Each RSU grant vests three years after the grant date and earns dividend equivalents during the vesting period when dividends are declared on PPG common stock, but does not carry voting rights or other rights afforded to a holder of PPG common stock. This increase was made based on a competitive analysis of our comparison set of companies provided by Frederic W. Cook & Co., Inc.

Additional Retainers for Committee Chairs

In addition to the annual retainer for each non-employee director, each non-employee director who chairs a Board standing committee is entitled to an additional annual cash retainer, which is payable at the same time as the regular annual retainer. For 2012, the additional annual retainer for service as a committee chair was:

Committee	Retainer Amount
Audit	$20,000
Nominating and Governance	$20,000
Officers-Directors Compensation	$15,000
Technology and Environment	$12,500

Beginning in 2013, the additional annual retainer for service as the chair of the Officers-Directors Compensation Committee and the Technology and Environment Committee will be $20,000 and $15,000, respectively. These increases were made based on a competitive analysis of our comparison set of companies provided by Frederic W. Cook & Co., Inc.

Insurance Coverage

We pay the premiums to provide each of our non-employee directors with the following insurance coverage:

■

Accidental death and dismemberment insurance coverage, which provides $250,000 for accidental loss of life, and up to 100% of the death benefit for loss of limb. The aggregate cost to PPG of providing this coverage to non-employee directors for 2012 was $2,387; and

■

PPG aircraft travel insurance coverage, which provides up to a $1,000,000 per seat voluntary settlement allowance, for travel on a PPG-owned aircraft, and a reduced amount for travel on a PPG leased or chartered aircraft. The aggregate cost to PPG of providing this coverage to non-employee directors for 2012 was $17,105.

Deferred Compensation

A non-employee director may elect to have all or a portion of his or her retainer fees (including fees payable in RSUs) credited to the PPG Industries, Inc. Deferred Compensation Plan for Directors, thus deferring receipt of such fees until after the director leaves the Board. All amounts held in a director’s account under the Deferred Compensation Plan are credited as hypothetical shares of our stock, or what we refer to as common stock equivalents, the number of which is determined by dividing the dollar amount of the deferral by the closing stock price of PPG common stock on the New York Stock Exchange on the date of the deferral. Common stock equivalents earn dividend equivalents (that are converted into additional common stock equivalents) when dividends are declared on PPG common stock, but do not carry voting rights or other rights afforded to a holder of PPG common stock. Each non-employee director will generally be paid his or her deferred compensation account balance no earlier than six months and ten days after leaving the Board of Directors, except in circumstances of death or disability, in which case payment shall be made as soon as administratively possible. Each non-employee director’s account balance related to compensation deferred on or after January 1, 2005 will be paid in a lump sum; however, a non-employee director may elect to receive payment of his or her account balance related to compensation deferred prior to January 1, 2005 in one to fifteen annual installments. All distributions are made in the form of one share of PPG common stock for each common stock equivalent credited to the director’s deferred account (and cash as to any fractional common stock equivalents).

Charitable Awards Program

As part of our overall program to promote charitable giving, we established a directors’ charitable award program funded by insurance policies on the lives of directors who were initially elected before July 17, 2003. Upon the death of any of these directors, PPG will donate an amount up to and including a total of $1 million to one or more qualifying charitable organizations designated by any such director and approved by PPG. We will be reimbursed subsequently from the proceeds of the life insurance policies. Directors derive no financial benefit from this program since all charitable deductions accrue solely to PPG. This program is not applicable to any director initially elected on or after July 17, 2003. The aggregate cost of this program to PPG for 2012 was $217,549.

In addition to the above program, all of our current directors are eligible to participate in the PPG Industries Foundation Matching Gifts Program, which encourages charitable donations by our directors by matching his or her contributions to eligible institutions. Contributions of up to a total of $10,000 per year may be matched under the program. Eligible institutions include colleges or universities, private secondary schools, cultural institutions and organizations serving exceptional children.

Stock Ownership

We established stock ownership guidelines for all non-employee directors effective January 1, 2005. Under the guidelines, each non-employee director is required to own shares of our stock with a value equal to five times the portion of the annual retainer that is paid in cash. For non-employee directors, unvested RSUs and common stock equivalent shares credited to the director under the Deferred Compensation Plan are counted toward meeting this requirement. Unexercised and unvested stock options are not counted for these purposes. Mr. Angel and Mr. Faraci are within the five-year compliance period and should meet the ownership requirement by the end of such period. All other non-employee directors have met or exceeded the ownership requirement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

PPG’s vision is to be the world’s leading coatings and specialty products company, enabled by a strategy of accelerated profitable growth and enhanced operational excellence. Our executive compensation program is a key factor in promoting this strategy and a crucial tool in aligning the interests of our senior leadership with those of our shareholders.

The Company’s strong performance and focus on shareholder value is evident in our continuing legacy of outstanding cash generation and rewarding shareholders. PPG has paid uninterrupted annual dividends since 1899 and has increased its annual dividend payout for 41 consecutive years. Continuing with that legacy, in 2012 PPG returned about 45% of cash from operations to shareholders in the form of an increased annual dividend payout and share repurchases.

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals. We believe the program strikes the appropriate balance between effectively incentivizing our executives based on performance and utilizing responsible, market competitive pay practices in order that our executives dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the following:

■

In 2012, the Company delivered record financial performance driven by strong operating execution by our businesses through proactive restructuring and aggressive cost management. Each region achieved higher earnings in 2012 despite challenging and inconsistent global economic conditions and notable negative impacts from weakened foreign currencies. For the year, PPG delivered a record level of cash from operations of $1.8 billion, up 25% from the prior year. In addition, the Company achieved record adjusted earnings-per-share each quarter in 2012, resulting in 10 consecutive quarters of adjusted earnings-per-share records, culminating in a full-year record adjusted earnings-per-share of $7.94, an increase of 16% over 2011. Total sales for 2012 were $15.2 billion, versus $14.9 billion in 2011, and adjusted net income for 2012 was $1.2 billion, versus $1.1 billion in 2011.

The following charts contain key adjusted financial data for each of the last five fiscal years.

Adjusted earnings-per-share and adjusted net income are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and should not be considered a substitute for earnings-per share or net income or other financial measures as computed in accordance with U.S. GAAP. A Regulation G reconciliation of adjusted earnings-per-share and adjusted net income to reported earnings-per-share and net is included in Annex A to this Proxy Statement.

■	Consistent with our excellent performance in 2012, annual incentive awards were paid to executive officers ranging from [ to ] of target. In addition, our total shareholder return over the past three years when measured against the S&P 500 was in the 91st percentile resulting in the payment of long-term TSR share awards at 220% of target.

■

Between 73% and 88% of the named executive officers’ target total direct compensation opportunity for 2012 was in the form of performance-based variable compensation and long-term incentives motivating them to deliver strong business performance and create shareholder value.

■

Base salary and annual incentive targets for our executive officers are established annually to maintain parity with the competitive market for executives in comparable positions. Total annual compensation for each position is targeted at market median.

■

PPG’s compensation programs are reviewed annually to identify any inherent material risks to PPG created by these programs. Based on the results of the 2012 review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG.

■

At the 2012 annual meeting, we held a shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 95% of shareholder votes cast in favor of our 2012 say-on-pay resolution. Following its review of this vote, the Officers-Directors Compensation Committee recommended to the full Board that we retain our general approach to executive compensation, with an emphasis on short- and long-term incentive compensation that rewards our executive officers when they deliver value for our shareholders. Consistent with this philosophy:

■

Our performance metrics are focused on increasing shareholder value and are tied to measures impacting both shorter-term and longer-term performance. Shorter-term performance metrics include earnings-per-share, cash flow from operations, pre-tax, pre-interest earnings, working capital reduction, margin growth, and sales volume growth. Longer-term performance metrics include total shareholder return, earnings-per-share growth, cash flow return on capital and stock price appreciation.

■

Payment of long-term incentive awards is based solely on Company performance. We have three-year award and payout cycles for both restricted stock units, or RSUs, and total shareholder return shares, or TSR shares. We also have three-year vesting for stock options.

■	Effective January 1, 2012, we revised our perquisite policy. Personal club memberships were discontinued and financial counseling benefits were limited to current participants only.

■

Our officers are subject to stock ownership requirements. Our Chief Executive Officer must own shares of PPG common stock with a value of six times his base salary, and the other executive officers must own shares of PPG common stock with a value of three times his or her salary. Officers are expected to meet these ownership requirements within five years of election. Those officers who have not yet met this requirement are paid 20% of their annual incentive in PPG stock, which is restricted from sale for a period of two to five years. Effective January 1, 2013, a new provision was added to the Stock Ownership Requirement Policy that applies to officers who have been subject to the policy for more than 5 years at their current requirement level and have not met the ownership requirement. The provision requires that 100% of the vested shares delivered from the Restricted Stock Unit award and Total Shareholder Return award be held by the officer for a minimum of one year until the requirement is met. All executive officers named in the Summary Compensation Table have met their ownership requirement.

■

Our officers may not engage in transactions that are contrary to the interests of shareholders, such as “short sales”, “short sales against the box”, “put” and “call” options and hedging transactions designed to minimize an executive’s risk inherent in owning PPG stock. In addition, officers may not hold PPG stock in a margin account and may only pledge PPG stock as collateral for a loan in limited circumstances.

■	Executive officers are subject to a “clawback” policy that is designed to recoup incentive compensation when a financial restatement occurs and certain other conditions exist.

■	We do not provide tax gross-ups on perquisites to our named executive officers.

Compensation Philosophy and Objectives

PPG’s philosophy in establishing compensation policies for our executive officers is to align compensation with our strategic objectives, while concurrently providing competitive compensation that enables us to attract and retain top-quality executive talent. The primary objectives of our compensation policies for executive officers are to:

■	Attract and retain executive officers by offering total compensation that is competitive with that offered by similarly situated companies and rewarding outstanding personal performance;

■	Promote and reward the achievement of short-term objectives that our Board of Directors and management believe will lead to long-term growth in shareholder value; and

■

Closely align the interests of executive officers with those of our shareholders by making long-term incentive compensation dependent upon the Company’s financial performance and total shareholder return.

Principal Components of Executive Compensation

The principal components of our executive compensation program are:

Compensation Component	Overview	Objectives
Base Salary	Fixed compensation that is established annually.	Maintain parity with the competitive market for executives in comparable positions.

Annual Incentive Awards	Variable compensation that is based on Company, business, and individual performance.	Incentivize executive officers to achieve our short-term performance objectives.

Long-Term, Equity-Based Incentives	Variable compensation that is based solely on Company performance.	Retain our executive officers, align their financial interests with the interests of shareholders, and incentivize achievement of our long-term strategic goals.

Mix of Compensation Components

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals. The portion of compensation that is performance-based increases with the executive’s level of responsibility. We use performance-based compensation for more senior positions because these roles have greater leadership responsibility and influence on the performance of the Company as a whole.

Compensation Program Design Mitigates Risk

In 2012, the Company’s management undertook a review of all of PPG’s compensation programs to identify any inherent material risks to PPG created by these programs. Based on the results of this review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG. For more information about this review and the features of our compensation program that mitigate risk, see “Corporate Governance – Compensation Program Design Mitigates Risk” on page 19.

Annual Compensation Programs

Our executive officers receive two forms of annual compensation—base salary and annual incentive awards – which together constitute an executive’s total annual compensation. Please note that “total annual compensation,” as discussed in this Compensation Discussion and Analysis, differs from the “Total” compensation column of the Summary Compensation Table on pages 46 through 47, which includes long-term incentive and other forms of compensation. The levels of base salary and annual incentive targets for our executive officers are established annually under a program intended to maintain parity with the competitive market for executives in comparable positions. Total annual compensation for each position is targeted at the “market value” for that position.

To determine market value, the compensation committee considers compensation data based on a comparator group, as well as the most recently available data from nationally-recognized independent executive compensation surveys representing a cross section of manufacturing companies.

For purposes of establishing the 2012 executive compensation program, the compensation committee considered a competitive analysis of total direct compensation levels and compensation mixes for our executive officers, using information from:

■

two general industry surveys as provided by management: the Hewitt Associates 2011 TCM Executive Total Compensation Survey and the Towers Watson 2011 U.S. General Industry Executive Database. The competitive consensus for top five named executive officers consists of an equally-weighted average of median data from both general industry surveys; and

■	comparison company median data from a comparator group consisting of the following 20 companies:

3M Company	Eastman Chemical Company	Honeywell International Inc.	Parker-Hannifin Corporation
Air Products and Chemicals, Inc.	Eaton Corporation	Illinois Tool Works Inc.	Praxair, Inc.
Alcoa Inc.	Ecolab Inc.	International Paper Company	The Sherwin-Williams Company
The Dow Chemical Company	Emerson Electric Co.	Johnson Controls, Inc.	Stanely Black & Decker, Inc.
E.I. du Pont de Nemours and Company	Goodyear Tire & Rubber Company	Monsanto Company	Textron Inc.

Our comparator group is intended to be representative of the market in which we compete most directly for executive talent. The selection of companies comprising our comparator group is based on similarity in revenue size, lines of business, participation in global markets and market capitalization. The compensation committee regularly reviews this group of companies with our independent executive compensation consultant, Frederic W. Cook & Co., Inc., to ensure that it remains an appropriate benchmark for us.

We target the median levels of compensation to derive our market value by adjusting this compensation data to reflect differences in company revenues using regression analysis. The general industry data and the comparator group data are blended when composing the competitive analysis, when possible, such that the combined general industry data and the comparator group are each weighted 50%. The competitive analysis showed that the Company’s named executive officers’ 2012 total direct compensation opportunities were positioned in a range around the median of the compensation of the executives comprising the competitive analysis, and none of our named executive officers’ total direct compensation was above the range around the median for their peers in the competitive analysis.

In addition, the compensation committee annually reviews a tally sheet of each executive officer’s compensation. Each tally sheet includes detailed data for each of the following compensation elements:

■	Annual compensation: Information regarding base salary and annual incentive targets for the current year;

■

Long-term incentive awards: Information regarding all equity-based awards, whether vested or unvested, including total pre-tax value to the executive and holdings relative to our stock ownership guidelines (discussed on page 44);

■	Benefits and perquisites: Line item summary showing the annualized cost to the Company of health and welfare benefits, life insurance and perquisites;

■

Pension and deferred compensation: Annualized cost to the Company of pension plan benefits (qualified plan and non-qualified plan) and defined contribution plans (401(k) and deferred compensation); and

■	Description and quantification of all compensation and benefits payable upon retirement, termination of employment or change in control.

The compensation committee reviews the information presented in the tally sheet to ensure that it is informed of the compensation and benefits each executive is receiving annually.

The charts below illustrate the allocation of the principal compensation components for our named executive officers for 2012.

Annual Compensation Policies.

Our annual compensation policies reflect our pay-for-performance philosophy. We set total annual compensation for our executive officers to be competitive with the market value for comparable positions, taking into account each executive’s experience in the position and performance. Annual incentive awards are targeted at a level that, when combined with base salaries, is intended to yield total annual compensation that approximates market value. As a result, total annual compensation for a position generally should exceed its market value when our financial performance exceeds our applicable annual targets and individual performance contributes to meeting our objectives. Total annual compensation generally should be below market value when our financial performance does not meet targets and/or individual performance does not have a favorable impact on our objectives.

Base Salary. Based on the compensation committee’s review of the applicable compensation data as discussed above, in February 2012 the committee set base salaries effective March 1, 2012 (prior to promotions and adjustments that occurred throughout the year as discussed below) for all executive officers in relation to the market value for comparable positions. Mr. Bunch received a base salary increase of $150,000; Mr. Navikas received a base salary increase of $53,000; Mr. Alexander received a base salary increase of $35,000; Mr. De Leener received a base salary increase of $30,000; and Mr. McGarry and Mr. Sekmakas each received a base salary increase of $45,000. In conjunction with a change in responsibilities and appointment to the Executive Committee, effective September 1, 2012, Mr. McGarry and Mr. Sekmakas each received a base salary increase of $75,000.

Annual Incentive Awards. In February 2012, the compensation committee determined that the incentive award pool for 2012 annual incentive awards to executive officers would be equal to 1% of adjusted consolidated earnings from operations on a pre-tax basis, excluding noncontrolling interests, for the year ended December 31, 2012. Consolidated earnings is determined in accordance with generally accepted accounting principles, as reflected in our audited consolidated statement of income, and includes any non-operating adjustments approved by the committee. The committee has established guidelines for certain types of non-operating adjustments used by the committee in determining adjusted consolidated earnings for these purposes. These adjustments generally relate to legacy litigation or legacy environmental remediation, accounting rule changes and major portfolio changes, including planned restructuring initiatives. The committee also established that the maximum annual incentive award that could be paid out of the pool to our chief executive officer would be equal to 30% of the pool; the maximum annual incentive award that could be paid out of the pool to each of our next two most highly compensated executive officers would be equal to 20% of the pool; and the maximum award that could be paid out of the pool to each of the other executive officers named in the Summary Compensation Table would be equal to 15% of the pool. Final awards for the executive officers named in the Summary Compensation Table are subject to the negative discretion of the compensation committee.

Although the annual incentive award pool and the percentage of the pool allocated to each executive officer determines the maximum amount that can be paid individually and in the aggregate, the compensation committee’s practice has been to approve annual incentive awards based primarily on target levels set for each executive officer and pre-established, short-term performance objectives. Thus, on an annual basis, the committee establishes a target annual incentive award for each executive officer based on the executive’s position and the market value of comparable positions in our comparator group. For 2012, this target, when expressed as a percentage of base salary, was as follows for each of the executive officers named in the Summary Compensation Table: Mr. Bunch, 140%; Mr. Navikas, 90%; Mr. Alexander, 90%; Mr. De Leener, 90%; Mr. McGarry, 90%; and Mr. Sekmakas, 90%.

The amount of an executive’s actual annual incentive award, in relation to the executive’s target opportunity, is determined on the basis of achievement of short-term performance objectives. The performance objectives for our chief executive officer and chief financial officer include specific financial targets for Company performance (weighted 70%) and personal performance (weighted 30%). The performance objectives for other executive officers include specific financial targets for Company performance (weighted 20%), business performance (weighted 50%) and personal performance (weighted 30%).

The potential payout of the Company performance component of the annual incentive is based on a pre-determined schedule, recommended by management and approved by the compensation committee. The schedule corresponds to various levels of potential Company financial performance measured by adjusted earnings-per-share (weighted 80%) and adjusted cash flow from operations (weighted 20%), assuming the adjusted earnings-per-share threshold is met. The maximum payout of this component under the schedule is 220% of target. Over the past ten years, actual payouts of the Company performance component of the annual incentive have ranged from 98% to 190% of target.

In assessing Company performance against objectives, the compensation committee considers actual results against the approved target objectives, considering whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results and the extent to which economic assumptions underlying the performance targets materialized. The overall assessment for Company performance then determines the percentage of the target award that will be paid to each executive for the Company performance component of the annual incentive award. For

2012, as described below, the committee exercised discretion in applying certain non-operating adjustments to the actual earnings-per-share and cash flow results, consistent with guidelines established previously by the committee.

In February 2012, the committee approved a financial performance standard for the Company component of the award of $6.85 adjusted earnings-per-share and adjusted cash flow from operations of $1,707 million. If achieved, this standard would generate 100% of the target bonus for the Company component of the award. This standard compared to actual results for 2011 of $6.81 adjusted earnings-per-share and adjusted cash flow from operations of $1,575 million. The approved performance standard for 2012 included a threshold adjusted earnings-per-share of $5.48, below which no bonus would be paid, regardless of the cash flow from operations performance, and a minimum cash flow performance of $1,280 million for payment on that component. In addition, the approved performance standard for 2012 included a maximum bonus opportunity of 220% if adjusted earnings-per-share of $8.22 and adjusted cash flow from operations of $2,048 million were achieved.

In July 2012, after considering an upwardly revised 2012 Company performance plan presented by management to the Board of Directors, the compensation committee revised the predetermined Company financial performance standard to adjusted earnings-per-share of $7.15 (from $6.85) and adjusted cash flow from operations of $1,723 million (from $1,707 million). The revised performance standard included a threshold adjusted earnings-per-share of $5.72, below which no bonus would be paid, regardless of the cash flow from operations performance, and a minimum cash flow performance of $1,292 million for payment on that component.

In December 2012, the committee reconfirmed the upwardly revised earnings-per-share and cash flow from operations standards and further determined that the performance standard for a maximum bonus opportunity of adjusted earnings-per-share of $8.22 and adjusted cash flow from operations of $2,048 million, as initially approved in February 2012, would be retained. In February 2013, the compensation committee reviewed adjusted earnings-per-share of $7.92 and cash flow from operations of $1,956 million. The Committee approved the Company performance component for incentive awards based on adjusted earnings-per-share of $7.92 and adjusted cash flow from operations of $1,907 million, capping the cash flow from operations component at 105% of the adjusted cash flow from operations estimate of $1,816 million that was previously reviewed by the committee. The earnings-per-share performance component included adjustments of $1.06 due to restructuring charges, $0.64 for environmental remediation charges, $0.03 for acquisition charges, and $0.13 for commodity chemicals business separation charges. Adjustments to the cash flow from operations performance component included adding back $88 million for restructuring cash spending and $81 million for pension contributions.

Adjusted earnings-per-share of $7.92 and cash flow from operations of $1,907 million resulted in a payout of 182% of target for the Company performance component, based on the schedule discussed above. For the earnings-per-share component, this schedule yielded a payout of 186% for the above-target result of $7.92 per share. For the cash flow component, this schedule yielded a payout of 168% for the above target result of $1,907 million. Combining these two results using the 80% and 20% weightings, respectively, yielded an overall result of 182%, which was approved by the compensation committee.

Approved 2012 Performance Components

The personal performance component of the annual incentive is based on measures of individual performance relevant to the particular individual’s job responsibilities. The personal performance assessment of our Chief Executive Officer is determined by the compensation committee, with input from the other non-management members of the Board. The personal performance of each other executive officer is determined by our chief executive officer. The following factors were considered in assessing the personal performance of the executive officers named in the Summary Compensation Table for 2012 against individual objectives:

Under Mr. Bunch’s leadership, the Company delivered record financial performance driven by strong operating execution by our businesses through proactive restructuring and aggressive cost management. Each region achieved higher earnings in 2012 despite challenging and inconsistent global economic conditions, and notable negative impacts from weakened foreign currencies. For the year, PPG delivered a record level of cash from operations of $1.8 billion, up 25% from the prior year. In addition, the Company achieved record adjusted earnings-per-share each quarter in 2012, resulting in 10 consecutive quarters of adjusted earnings-per-share records, culminating in a full-year record adjusted earnings-per-share of $7.94, an increase of 16% over 2011. Total sales for 2012 were $15.2 billion, versus $14.9 billion in 2011, and adjusted net income for 2012 was $1.2 billion, versus $1.1 billion in 2011. These results exceeded expectations.

[Mr. Navikas’s personal performance factors]

[Mr. Alexander’s personal performance factors]

[Mr. McGarry’s personal performance factors]

[Mr. Sekmakas’s personal performance factors]

Business unit short-term performance objectives and their assessment are specific to each particular business, and are based on pre-tax, pre-interest earnings, working capital reduction, margin growth, and sales volume growth. The overall assessment of business performance determines the percent of target paid to applicable executives for the business component of the annual incentive award.

For 2012, we assessed the performance of 13 defined businesses against the criteria discussed above. Actual payouts of the business performance component ranged from 40% to 190% of target. The business performance component payouts for three of our executive officers named in the

Summary Compensation Table, Messrs. Alexander, McGarry, and Sekmakas are based on the performance of each of the specific businesses and regions for which each of them is responsible.

[Mr. Alexander’s SBU performance factors]

[Mr. McGarry’s SBU performance factors]

[Mr. Sekmakas’s SBU performance factors]

The level of achievement of corporate and personal performance objectives for 2012 for Messrs. Bunch and Navikas corresponded to payouts of [    %] and [    %] of target, respectively. The level of achievement of business, corporate and personal performance objectives for 2012 for Messrs. Alexander, McGarry and Sekmakas corresponded to payouts of [    %],[    %] and [    %] of target, respectively. The annual incentive awards actually paid to each of these executives for 2012 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on pages 46 through 47. While serving as executive officers over the past two or three years, as the case may be, the annual incentive awards for these executive officers have ranged from [    %] to [    %] of target.

Annual incentive awards are payable in cash, except that any executive who does not meet the stock ownership requirements described under “PPG Stock Ownership Requirements” on page 44 receives 20% of his or her annual incentive award in the form of PPG common stock. Such stock is restricted from sale by such executive for a period of between two and five years, depending upon the level of stock ownership of the executive. In addition, for officers who have been subject to the policy for more than 5 years at their current requirement level and have not met the ownership requirement, 100% of the vested shares delivered from the Restricted Stock Unit award and Total Shareholder Return award must be held by the officer for a minimum of one year until the requirement is met. U.S.-based participants are entitled to defer part or all of an annual incentive award under our deferred compensation plan. All of the executive officers named in the Summary Compensation Table have met their stock ownership requirement. For additional information concerning our deferred compensation plan, see “Deferred Compensation Opportunities” on pages 41 through 42.

Long-Term Incentive Compensation

Our compensation committee believes that long-term incentive compensation is an important component of our program because it has the effect of retaining executives, aligning executives’ financial interests with the interests of shareholders and incentivizing achievement of PPG’s long-term strategic goals. Payment of long-term incentive awards is based solely on Company performance. Grants are targeted at levels that approximate market value for comparable positions, utilizing the same compensation data used for setting total annual compensation. Each February, the committee reviews and approves equity-based compensation for that year to be granted to executive officers. Three types of long-term incentive awards are granted annually to executive officers:

■	Stock options;

■	Total Shareholder Return contingent shares, or TSR shares; and

■	Restricted Stock Units, or RSUs.

The number of stock options, TSR shares and RSUs granted to executive officers is intended to represent an estimated potential value that, when combined with total annual compensation, as discussed above, will approximate the market value of total annual and long-term compensation paid to executives in our comparator group and in a cross-section of manufacturing companies represented in nationally-recognized executive compensation surveys.

These types of long-term incentive awards were selected to provide a program that focuses on different aspects of long-term performance—stock price appreciation, total return to shareholders and solid financial performance. The estimated potential value of the awards granted to each executive officer is delivered equally through each instrument, so that approximately one-third of the value of the total award is in stock options, one-third is in performance-based RSUs, and one-third is in TSR shares. The compensation committee selected equal distribution to emphasize its view that each of the three equity-based vehicles serves a particular purpose and is equally important in supporting our long-term compensation strategy.

Stock Options. Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in PPG and to share in the appreciation of the value of our stock. All stock options granted to executive officers in 2012 were granted from our shareholder-approved Omnibus Incentive Plan. Some features of our stock option program include:

■	Options become exercisable on the third anniversary of the date of grant;

■	The term of each grant does not exceed ten years;

■	The exercise price is equal to the closing market price on the date of grant (we do not backdate or grant discounted stock options);

■	Initial grants since January 1, 2003 do not include “reload” or “restored” provisions; and

■	Repricing of stock options is prohibited.

We continue to use stock options as a long-term incentive because stock options focus the management team on increasing longer-term value for shareholders. For additional information concerning the timing of grants of stock options, see “Our Policies with Respect to the Granting of Equity Awards” on page 44. In February 2012, the following stock options were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Bunch, 141,542; Mr. Navikas, 18,624; Mr. Alexander, 27,191; Mr. De Leener, 27,191; Mr. McGarry, 12,664; and Mr. Sekmakas, 12,664. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above.

In September 2012, Mr. McGarry and Mr. Sekmakas each received a grant of 5,958 stock options in conjunction with a change in responsibilities and appointment to the executive committee.

TSR Shares.

TSR shares represent a contingent share grant that is made at the beginning of a three-calendar-year performance period and vests on the last day of the performance period. The grant is settled in a combination of cash and shares of PPG common stock at the end of the performance period. The award amount generated by the grant is based on PPG’s total shareholder return relative to the S&P 500 comparison group. This comparison group represents the entire S&P 500 Index as it existed at the beginning of the performance period, excluding any companies that have been removed from the Index during the performance period. The calculation of total shareholder return assumes that all dividends were reinvested. Summarized below are the material provisions of the TSR shares:

Basis of Payout		Performance Period	Vesting and Payout of Benefit
• Total shareholder return of PPG compared to total shareholder return for S&P 500 companies (as described above) • Payout is 0% to 220% of original TSR shares awarded:		3 calendar years

•      Vest on last day of performance period

•      Settled in a combination of cash and shares at end of performance period

•      Dividend equivalents are awarded at the end of the performance period, based on the actual number of shares earned and paid

PPG TSR	Grant Payout
90th percentile	220%
80th percentile	180%
70th percentile	140%
60th percentile	100%
50th percentile	80%
40th percentile	50%
30th percentile	30%
Below	0%

If minimum performance is not achieved, no payment is made with respect to the TSR share grant. If performance is above target, payment may exceed the original number of contingent TSR shares awarded. Target performance is set at the 60th percentile rank, which allows for a 100% payout only if our performance is greater than the median performance for the comparison set of companies. The minimum and maximum number of shares that may be issued upon settlement of a TSR share grant ranges from 0% to 220% of the original number of contingent TSR shares awarded. Dividend equivalents are awarded at the end of the performance period, based on the actual number of shares earned and paid to an executive. TSR shares are intended to reward executives only when we provide a greater long-term return to shareholders relative to a percentage of the comparison set of companies, which is consistent with our pay-for-performance compensation philosophy.

In February 2012, the following TSR shares were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Bunch, 28,167; Mr. Navikas, 3,706; Mr. Alexander, 5,411; Mr. De Leener, 5,411; Mr. McGarry, 2,520; and Mr. Sekmakas, 2,520. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above under “Long-Term Incentive Compensation.”

In September 2012, Mr. McGarry and Mr. Sekmakas each received a grant of 1,186 TSR shares in conjunction with a change in responsibilities and appointment to the executive committee.

The Company made payouts of TSR shares granted in 2010. PPG’s total shareholder return was measured against that of the S&P 500 (as described above) over the three-year period ending

December 31, 2012. PPG’s ranking on this performance measure was at the 91st percentile, resulting in payouts at 220% of target. The payouts were distributed 50% in shares of PPG common stock and 50% in cash. The cash determination was based on the average PPG stock closing price during the month of December 2012. Payouts to the executive officers named in the Summary Compensation Table for the 2010 TSR grants were: Mr. Bunch, [                ] shares and [$        ]; Mr. Navikas, [                ] shares and [$        ]; Mr. Alexander, [                ] shares and [$        ]; Mr. De Leener, [                ] shares and [$        ]; Mr. McGarry, [                ] shares and [$        ]; and Mr. Sekmakas, [                ] shares and [$        ]. Such share payouts, which vested in December 2012, are reflected in the Option Exercises and Stock Vested table on page 53.

RSUs.

Performance-based RSUs represent a contingent share grant that is made at the beginning of a three-calendar-year performance period and vests on the last day of the performance period. If we achieve certain pre-determined performance thresholds, payment is settled in shares of PPG common stock in the February immediately after the end of the three-year performance period. The performance criteria for each year in the three-year performance period are 10% growth in earnings-per-share and 12% cash flow return on capital, taking into account the same adjustment categories utilized by the compensation committee in determining earnings-per-share for purposes of annual incentive awards (see “Annual Incentive Awards” above). If minimum performance is not achieved, no shares are issued with respect to the grant. If performance is above target, the number of shares issued may exceed the original number of contingent shares awarded. The minimum and maximum number of shares that may be issued upon settlement of an RSU ranges from 0% to 180% of the original number of contingent shares awarded, depending on the number of goals attained during the three-year period (see the table above for a breakdown of the payout percentages). No dividend equivalents are awarded on performance-based RSUs. By including performance-based RSUs in the long-term incentive mix, executives are rewarded when financial performance objectives are achieved over an extended period of time. Summarized below are the material provisions of the performance-based RSUs:

Basis of Payout		Performance Period	Vesting and Payout of Benefit
Performance Goals: • 10% growth in earnings-per-share • 12% cash flow return on capital Payout is 0% to 180% of original RSU shares awarded:		3 calendar years	• Vest on last day of performance period • Settled in shares in the February immediately after the end of performance period • No dividend equivalents are awarded
Goals Attained in Performance Period	Payout
6 goals	180%
4 or 5 goals in 3 years	150%
4 goals in 2 years	100%
3 goals	100%
2 goals	50%
1 goal	25%
0 goals	0%

In February 2012, the following RSUs were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Bunch, 30,559; Mr. Navikas, 4,021; Mr. Alexander, 5,871; Mr. De Leener, 10,871; Mr. McGarry, 2,734; and Mr. Sekmakas, 2,734. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above under “Long-Term Incentive Compensation.”

In September 2012, Mr. McGarry and Mr. Sekmakas each received a grant of 1,287 performance-based RSUs in conjunction with a change in responsibilities and appointment to the executive committee.

The performance period for the RSUs granted in 2010 ended on December 31, 2012. For such 2010 grants, six of the annual goals were achieved in three years, yielding payouts at 180% of target. Specifically, the results were as follows:

RSU Performance Measures for 2010-2012 Performance Period

	2010		2011		2012		2010-2012
	EPS Growth	Cash Flow ROC	EPS Growth	Cash Flow ROC	EPS Growth	Cash Flow ROC	Total Goals Met
Goal Result	76.2%	16.3%	31.5%	14.8%	15.6%	20.7%
Goals Met	1	1	1	1	1	1	6

The Company made share payouts to the executive officers named in the Summary Compensation Table for the 2010 RSU grants as follows: Mr. Bunch, [                ]; Mr. Navikas, [                ]; Mr. Alexander, [                ]; Mr. De Leener, [                ]; Mr. McGarry, [                ]; and Mr. Sekmakas, [                ]. Such payouts, which vested in December 2012, are reflected in the Option Exercises and Stock Vested table on page 53.

Perquisites and Other Benefits

In addition to the annual and long-term compensation described above, executive officers named in the Summary Compensation Table receive certain perquisites and other benefits. Such perquisites include financial counseling services and limited personal use of PPG’s corporate aircraft. At the direction of the compensation committee, in 2011, executive officer perquisites were reviewed and reduced. Effective January 1, 2012, personal club memberships were discontinued and financial counseling benefits were limited to current participants only. Other benefits for our executive officers may include executive life insurance and Company matching contributions under our Deferred Compensation Plan. These perquisites and other benefits are provided to increase the availability of the executives to focus on the business of the enterprise or because we believe they are important to our ability to attract and retain top-quality executive talent. The costs to PPG associated with providing these benefits for executive officers named in the Summary Compensation Table are reflected in the “All Other Compensation” column of the Summary Compensation Table on pages 46 through 47 and in the All Other Compensation Table on page 48.

We also provide other benefits, such as medical, dental and life insurance and disability coverage, to each executive named in the Summary Compensation Table under our benefit plans, which are also provided to most eligible U.S.-based salaried employees. In addition, all of our U.S.-based executive officers are eligible to participate in the PPG Industries Foundation Matching Gift Program, which encourages charitable donations by all of our U.S. employees by matching his or her contributions to eligible institutions. Contributions of up to a total of $10,000 per year may be matched under the program. Eligible institutions include colleges or universities, private secondary schools, cultural institutions and organizations serving exceptional children. The value of these benefits is not included in the Summary Compensation Table because such benefits are made available on a Company-wide basis to most U.S. salaried employees. We also provide vacation and other paid holidays to all employees, including the executive officers named in the Summary Compensation Table, which are comparable to those provided at other large companies.

Deferred Compensation Opportunities

Another aspect of our executive compensation program is our Deferred Compensation Plan. The plan is a voluntary, non-tax qualified, unfunded, deferred compensation plan available to all U.S.-based executive officers and other participants in our management incentive plans to enable them to save for retirement by deferring a portion of their current compensation. The plan also provides eligible employees with supplemental contributions equal to the contributions they would have received under our Employee Savings Plan and our Defined Contribution Retirement Plan, but for certain limitations under the Internal Revenue Code. Under the plan, compensation may be deferred until death, disability, retirement or termination or, in the case of the cash portion of certain incentive awards, other earlier specified dates the participants may select. Deferred amounts (other than the PPG common stock portion of deferred incentive awards, which must be invested in PPG stock) are credited to an investment account that earns a return based on the investment options chosen by the participant. The value of a participant’s investment account is based on the value of the investments selected. Benefits are paid out of our general assets. For additional information concerning our Deferred Compensation Plan, see “Defined Contribution Retirement Plans and Deferred Compensation Plan” and the accompanying Non-Qualified Deferred Compensation Table on pages 55 through 57.

Retirement Plans

We maintain both a tax-qualified defined benefit pension plan, called the Retirement Income Plan, and a non-qualified defined benefit pension plan, called the Non-Qualified Retirement Plan, for U.S.-based salaried employees hired prior to 2006. U.S.-based salaried employees hired on or after January 1, 2006 are not eligible to participate in these plans. Each of the U.S.-based executive officers named in the Summary Compensation Table participate in these plans, with the exception of Mr. De Leener. The compensation covered by our Retirement Income Plan, which is compulsory and noncontributory, is the base salary of a participant as limited by applicable Internal Revenue Service regulations. Our Non-Qualified Retirement Plan is an unfunded supplemental plan that provides benefits paid out of our general assets in an amount substantially equal to the difference between the amount that would have been payable under the Retirement Income Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Retirement Income Plan. The Non-Qualified Retirement Plan also includes a benefit based on bonus awards for certain U.S. management bonus program participants. We believe this supplemental retirement benefit is competitive with that provided by other companies with which we compete for executive talent. For additional information concerning our retirement plans, see “Pension Benefits” and “Defined Contribution Retirement Plans and Deferred Compensation Plan” on pages 53 through 57.

Prior to his departure, Mr. De Leener was eligible to participate in the Defined Contribution Retirement Plan. The plan is funded by contributions made by the Company. Contributions are between 2% and 5% of a participant’s eligible plan compensation, based on age and years of service. If contributions made for the benefit of an executive are limited due to requirements of the Internal Revenue Code, we will credit such excess contributions to the executive officer’s account under the Deferred Compensation Plan. An executive has a fully vested benefit under the plan upon completing three years of service with the Company, is within ten years of his or her Social Security normal retirement age or upon termination of employment after reaching early retirement age. An executive may receive a distribution of the vested balance in his or her plan account upon retirement, death, disability or termination of employment.

Change In Control Agreements

We have agreements in place with each of the executive officers named in the Summary Compensation Table providing for their continued employment for a period of up to three years in the event of an actual or threatened change in control of PPG (as “change in control” is defined in the agreements). We believe that these agreements serve to maintain the focus of our senior executives and ensure that their attention, efforts and commitment are aligned with maximizing the success of PPG and shareholder value. These agreements avoid distractions involving executive management that arise when the Board is considering possible strategic transactions involving a change in control and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction. In July 2012, the committee approved a change to the definition of Retirement and the associated benefits related to retirement to ensure that all applicable provisions are applied properly for executives who only participate in the PPG Defined Contribution Retirement Plan and non-U.S. executives who do not participate in either the Retirement Income Plan or the Defined Contribution Retirement Plan. For additional information concerning our change in control agreements, see “Potential Payments Upon Termination or Change in Control” on pages 59 through 65.

Regulatory Considerations

The tax and accounting consequences of utilizing various forms of compensation are considered when adopting new or modifying existing compensation programs. For example, we considered limitations on the deductibility of personal use of corporate aircraft under the American Jobs Creation Act when adopting our policies regarding use of our aircraft by executive officers. In addition, we have administered our incentive and equity compensation programs, severance plans and change in control agreements in compliance with federal tax rules affecting non-qualified deferred compensation.

Under Section 162(m) of the Internal Revenue Code, as amended, publicly-held corporations may not take a tax deduction for compensation in excess of $1 million paid to any of the U.S.-based executive officers named in the Summary Compensation Table (except the chief financial officer) during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy requiring all compensation to be deductible under Section 162(m). However, the committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives. We believe our annual and long-term incentive compensation programs for executives qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m).

Financial Restatement

It is our policy that we will, to the extent permitted by governing law, seek recoupment of incentive compensation paid to any executive officer where:

■	the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;

■	the executive officer is found to have engaged in fraud or misconduct that caused or partially caused the need for the restatement; and

■	a lower payment would have been made to the executive officer based upon the restated financial results.

In each such instance, we will, to the extent practicable, seek to recover the amount by which the individual executive officer’s incentive compensation for the relevant period exceeded the payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Our Policies with Respect to the Granting of Equity Awards

Equity awards may be granted by either the compensation committee or its delegate. The committee only delegates authority to grant equity awards to employees who are not executive officers, and only in aggregate amounts not exceeding amounts approved by the committee. The Board generally does not grant equity awards, although the committee regularly reports its activity, including approval of grants, to the Board.

Timing of Grants. Equity awards are granted in February at a regularly scheduled meeting of the compensation committee, and generally further grants are not made for the remainder of the year. These meetings occur approximately one month after the release of our earnings for the immediately preceding year. On limited occasions, grants may occur on an interim basis, primarily for the purpose of approving a compensation package for a newly hired or promoted executive officer. The timing of these grants is driven solely by the activity related to the need for the hiring or promotion, not our stock price or the timing of any release of Company information.

Option Exercise Price. The exercise price of a newly granted stock option is the closing price on the New York Stock Exchange on the date of grant. With respect to the occasional interim grants to a newly hired or promoted executive, the exercise price is the closing price on the New York Stock Exchange on the date of grant, which is the later of the approval date or the hire or promotion date; provided, however, that if the date of hire or promotion would fall within a Company imposed blackout period, the grant date will be the first business day following such blackout period.

PPG Stock Ownership Requirements

The compensation committee also believes that it is in the best interests of shareholders for our officers to own a significant amount of PPG common stock, thereby aligning their interests with the interests of shareholders. Accordingly, in 2003, the compensation committee implemented stock ownership requirements applicable to all of our officers, based on a multiple of base salary. In 2011, the stock ownership requirement for the Chief Executive Officer was increased from five times base salary to six times base salary. The current stock ownership requirements are:

Chief Executive Officer	6 times base salary
Other executive officers	3 times base salary
Other officers	1 or 2 times base salary

Ownership for purposes of these requirements, includes shares of PPG common stock personally owned, as well as all stock holdings in PPG’s savings plan and deferred compensation accounts. Unexercised options and unvested shares awarded under our long-term incentive plans are not counted for these purposes. Officers are expected to meet these ownership requirements within five years of election, appointment or promotion. All executive officers named in the Summary Compensation Table have met their ownership requirement.

Securities Trading Policy

PPG officers and directors may not engage in any transaction in which they may profit from short-term speculative swings in the value of PPG’s securities. This prohibition includes “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price) and other hedging transactions designed to minimize an executive’s risk inherent in owning PPG stock, such as zero-cost collars and forward sale contracts. In addition, officers may not hold PPG stock in a margin account and may only pledge PPG stock as collateral for a loan in limited circumstances. This policy is designed to ensure compliance with all insider trading rules.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

(2010-2012)

Name and Position	Year	Salary[3]	Bonus[4]	Stock Awards[5]	Option Awards[6]	Non-Equity Incentive Plan Compensation[7]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[8]	All Other Compensation[9]	Total
C. E. Bunch	2012	$1,280,000	$—	$5,066,681	$2,533,602	$0	$4,415,749	$595,511	$13,891,543
Chairman and Chief Executive Officer	2011	$1,145,833	$—	$4,071,672	$1,833,588	$3,200,000	$3,899,669	$176,954	$14,327,716
	2010	$1,075,000	$—	$4,034,100	$1,870,400	$2,800,000	$2,489,479	$117,021	$12,386,000

D. B. Navikas[1,2]	2012	$544,167	$—	$666,659	$333,370	$0	$679,755	$59,888	$2,283,839
Senior Vice President, Finance and Chief Financial Officer	2011	$406,940	$—	$642,463	$303,064	$580,000	$396,350	$32,835	$2,361,652

J. R. Alexander	2012	$619,167	$—	$973,371	$486,719	$0	$1,035,028	$108,678	$3,222,963
Executive Vice President	2011	$570,833	$—	$909,085	$409,386	$725,000	$1,085,869	$47,162	$3,747,335
	2010	$472,500	$—	$726,138	$334,000	$700,000	$653,905	$34,502	$2,921,045

P-M. De Leener[2]	2012	$511,667	$—	$1,387,871	$486,719	$0	$0	$890,628	$3,276,885
Executive Vice President	2011	$665,705	$—	$850,346	$368,166	$725,000	$0	$307,149	$2,916,366
	2010	$646,608	$—	$403,410	$187,040	$662,966	$0	$341,396	$2,241,420

M. H. McGarry	2012	$442,500	$—	$716,317	$357,762	$0	$691,111	$72,387	$2,280,077
Executive Vice President	2011	$375,000	$—	$422,533	$190,278	$650,000	$588,842	$30,891	$2,257,544
	2010	$317,500	$—	$437,988	$200,400	$500,000	$297,643	$22,866	$1,776,397

V. R. Sekmakas[1]	2012	$442,500	$—	$716,317	$357,762	$0	$292,755	$57,544	$1,866,878
Executive Vice President

[1]	Mr. Navikas was not a named executive officer in 2010. Mr. Sekmakas was not a named executive officer in 2010 or 2011.

[2]

Mr. Navikas was appointed Senior Vice President, Finance and Chief Financial Officer, effective June 10, 2011. Effective October 31, 2012, Mr. De Leener resigned from his position as Executive Vice President.

[3]

The annual salaries as of January 1, 2012, and as of the annual salary increase date of March 1, 2012, were: Mr. Bunch, $1,155,000 and $1,305,000; Mr. Navikas, $500,004 and $553,000; Mr. Alexander, $590,000 and $625,000; Mr. McGarry, $380,000 and $425,000; Mr. De Leener, $590,000 and $620,000; and Mr. Sekmakas, $380,000 and $425,000. With his promotion to Executive Vice President and appointment to the Executive Committee, on September 1, 2012, Mr. McGarry’s annual salary was increased to $500,000. With his promotion to Executive Vice President and appointment to the Executive Committee, on September 1, 2012, Mr. Sekmakas’ annual salary was increased to $500,000. The annual salaries as of January 1, 2011, and as of the annual salary increase date of March 1, 2011, were: Mr. Bunch, $1,100,000 and $1,155,000; Mr. Navikas, $310,000 and $315,813; Mr. Alexander, $550,000 and $565,000; and Mr. McGarry, $350,000 and $380,000. With his promotion to Senior Vice President, Finance and Chief Financial Officer, on July 1, 2011, Mr. Navikas’ annual salary was increased to $500,004. In conjunction with a change in responsibilities, on September 1, 2011, Mr. Alexander’s annual salary was increased to $590,000. On January 1, 2011, the annual salary for Mr. De Leener was $703,560. On September 1, 2011, in conjunction with a change in responsibilities and his relocation to the U. S., Mr. De Leener’s annual salary was adjusted to $590,000. The annual salaries as of January 1, 2010, and as of the annual salary increase date of July 1, 2010, were: Mr. Bunch, $1,050,000 and $1,100,000; Mr. Alexander, $420,000 and $460,000; Mr. De Leener, $640,943 and $652,272; and Mr. McGarry, $290,000 and $320,000. With his promotion to Executive Vice President, appointment to the Executive Committee and assumption of additional corporate responsibilities, on August 1, 2010, Mr. Alexander’s annual salary was increased to $520,000. Effective October 1, 2010, Mr. Alexander’s annual salary was increased to $550,000 when his responsibilities were expanded to include the Glass segment. With his promotion to Executive Vice President, appointment to the Executive Committee and assumption of additional corporate responsibilities, on August 1, 2010, Mr. De Leener’s annual salary was increased to $705,737. With his assumption of additional corporate responsibilities, on August 1, 2010, Mr. McGarry’s annual salary was increased to $350,000.

[4]

The named executive officers were not entitled to receive any payments that would be characterized as “Bonus” payments for the fiscal years ended December 31, 2012, 2011 and 2010. Amounts listed under the column “Non-Equity Incentive Plan Compensation” constitute annual incentive awards for 2012, 2011 and 2010 that were determined by the Officers-Directors Compensation Committee at its February 20, 2013, February 15, 2012 and February 16, 2011 meetings, respectively, and, to the extent not deferred by an executive, were paid out shortly thereafter.

[5]

The amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for grants occurring in the fiscal years ended December 31, 2012, 2011, and 2010 of performance-based restricted stock units, or RSUs, and performance-based total shareholder return contingent shares, or TSRs, granted as part of the long-term incentive components of our compensation program described on pages 38 through 39. The assumptions used in calculating these amounts for 2012 are set forth in Note 20 to our Financial Statements for the year ended December 31, 2012, which is located on pages 69 through 70 of our Annual Report on Form 10-K. RSUs and TSRs are subject to performance conditions, and the grant date fair value shown is based on performance at target levels, which is the probable outcome of such conditions. The value of these awards made in the fiscal year ended December 31, 2012, assuming that the highest level of performance conditions will be achieved, is as follows: Mr. Bunch, $10,133,362; Mr. Navikas, $1,333,312; Mr. Alexander, $1,946,734; Mr. De Leener, $2,692,834; Mr. McGarry, $1,432,222; and Mr. Sekmakas, $1,432,222. The value of these awards made in the fiscal year ended December 31, 2011, assuming that the highest level of performance conditions will be achieved, is as follows: Mr. Bunch, $7,549,765; Mr. Navikas, $1,215,660; Mr. Alexander, $1,685,639; Mr. De Leener, $1,644,873; and Mr. McGarry, $783,466. The value of these awards made in the fiscal year ended December 31, 2010, assuming that the highest level of performance conditions will be achieved, is as follows: Mr. Bunch, $8,101,380; Mr. Alexander, $1,458,248; Mr. De Leener, $810,138; and Mr. McGarry, $879,578.

[6]

The amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for stock option grants occurring in the fiscal years ended December 31, 2012, 2011 and 2010 as part of the long-term incentive component of our compensation program described on page 38. The assumptions used in calculating these amounts are set forth in Note 20 to our Financial Statements for the year ended December 31, 2012, which is located on pages 69 through 70 of our Annual Report on Form 10-K.

[7]

The amounts in this column reflect the dollar value of annual incentive awards for 2012, 2011 and 2010, as described on pages 34 through 37. Under our stock ownership requirements, which are discussed on page 44, 20% of Mr. De Leener’s annual incentive awards for 2010 was paid in shares of PPG common stock on February 28, 2011.

[8]

The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under our qualified and non-qualified pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, except that retirement age is assumed to be normal retirement age as defined in the applicable plan.

[9]	Includes all other compensation as described in the table entitled “All Other Compensation Table” on page 48.

All Other Compensation Table

(2012)

	Perquisites				Other Compensation
	Personal Use of Company Aircraft[1]	Financial Counseling[2]	Other[3]	Total Perquisites	Defined Contribution Retirement Plan and Employee Savings Plan Contributions[4]	Deferred Compensation Contributions[5]	Deferred Dividends[6]	Separation Payment[7]	Total Other Compensation	Total All Other Compensation
C. E. Bunch	$100,205	$10,200	$12,593	$122,998	$11,241	$38,394	$422,878	$0	$472,513	$595,511
D. B. Navikas	$0	$10,200	$1,351	$11,551	$11,241	$13,234	$23,862	$0	$48,337	$59,888
J. R. Alexander	$0	$10,200	$550	$10,750	$11,241	$16,610	$70,077	$0	$97,928	$108,678
P-M. De Leener	$0	$0	$5,173	$5,173	$23,834	$49,333	$42,288	$770,000	$885,455	$890,628
M. H. McGarry	$0	$10,200	$0	$10,200	$11,241	$8,658	$42,288	$0	$62,187	$72,387
V. R. Sekmakas	$0	$19,768	$347	$20,115	$11,241	$8,065	$18,123	$0	$37,429	$57,544

[1]

The amounts in this column reflect the aggregate incremental cost to PPG of personal use of corporate aircraft. The aggregate incremental cost to PPG is determined on a per flight basis and includes the cost of fuel, a pro rata share of repairs and maintenance, landing and storage fees, crew-related expenses and other miscellaneous variable costs. A portion of this value attributable to personal use of corporate aircraft (as calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of Mr. Bunch.

[2]	The amounts in this column reflect the cost of financial counseling services paid by PPG.

[3]

For Messrs. Bunch and Navikas, the amounts in this column reflect the aggregate incremental cost to PPG of automobile-related expenses and executive life insurance. For Mr. Alexander, the amount in this column reflects the aggregate incremental cost to PPG of automobile-related expenses. For Messrs. De Leener and Sekmakas, the amount in this column reflects the aggregate incremental cost to PPG of relocation.

[4]

The amounts in this column reflect company contributions under the Employee Savings Plan. For Mr. De Leener, the amount in this column also reflects Company contributions to the Defined Contribution Retirement Plan.

[5]

The amounts in this column reflect company contributions under the Deferred Compensation Plan in lieu of Company contributions that could not be made under the Employee Savings Plan and, in the case of Mr. De Leener, under the Defined Contribution Retirement Plan, because of the Internal Revenue Code limitations.

[6]	The amounts in this column represent dividend equivalents on the TSR award that was paid during 2012.

[7]	For Mr. De Leener, the amount in this column reflects additional income paid by PPG in conjunction with his resignation from PPG.

Grants of Plan Based Awards

(2012)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying (#)	Exercise or Base Price of Option Awards ($/Sh)[2]	Grant Date Fair Value of Stock and Option Awards[3]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. E. Bunch	N/A	$730,800	$1,827,000	$5,019,000
	15-Feb-2012								141,542	$89.94	$2,533,602
	15-Feb-2012				7,640	30,559	55,006	U			$2,533,341
	15-Feb-2012				8,450	28,167	61,967	T			$2,533,340
D. B. Navikas	N/A	$199,200	$498,000	$2,509,500
	15-Feb-2012								18,624	$89.94	$333,370
	15-Feb-2012				1,005	4,021	7,238	U			$333,341
	15-Feb-2012				1,112	3,706	8,153	T			$333,318
J. R. Alexander	N/A	$225,200	$563,000	$3,346,000
	15-Feb-2012								27,191	$89.94	$486,719
	15-Feb-2012				1,468	5,871	10,568	U			$486,706
	15-Feb-2012				1,623	5,411	11,904	T			$486,665
P-M. De Leener	N/A	$0	$0	$0
	15-Feb-2012								27,191	$89.94	$486,719
	15-Feb-2012				2,718	10,871	19,568	U			$901,206
	15-Feb-2012				1,623	5,411	11,904	T			$486,665
M. H. McGarry	N/A	$180,000	$450,000	$3,346,000
	15-Feb-2012								12,664	$89.94	$226,686
	01-Sep-2012								5,958	$110.02	$131,076
	15-Feb-2012				684	2,734	4,921	U			$226,649
	01-Sep-2012				322	1,287	2,317	U			$132,535
	15-Feb-2012				756	2,520	5,544	T			$226,649
	01-Sep-2012				356	1,186	2,609	T			$130,484
V. R. Sekmakas	N/A	$180,000	$450,000	$2,509,500
	15-Feb-2012								12,664	$89.94	$226,686
	01-Sep-2012								5,958	$110.02	$131,076
	15-Feb-2012				684	2,734	4,921	U			$226,649
	01-Sep-2012				322	1,287	2,317	U			$132,535
	15-Feb-2012				756	2,520	5,544	T			$226,649
	01-Sep-2012				356	1,186	2,609	T			$130,484

U – RSUs. Estimated future payouts relate to the performance period of 2012 through 2014. For additional information concerning the material terms of these RSU grants, see pages 40 through 41.

T – TSR shares. Estimated future payouts relate to the performance period of 2012 through 2014. For additional information concerning the material terms of these TSR grants, see pages 38 though 39.

[1]

The amounts in these columns reflect the minimum payment level, if an award is achieved, the target payment level and the maximum payment level under our annual incentive award program. For additional information concerning our annual incentive award program, see pages 34 through 37.

[2]

The exercise price of option awards is the closing sale price of PPG common stock reported for the date of grant on the New York Stock Exchange. Option awards vest on the third anniversary of the date of grant. For additional information concerning stock option awards, see page 38.

[3]

Refer to Note 20 to our Financial Statements for the year ended December 31, 2012, which is located on pages 69 through 70 of our Annual Report on Form 10-K, for the relevant assumptions used to determine the valuation of stock-based compensation awards.

Outstanding Equity Awards at Fiscal Year-End

(2012)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Vest Date	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested (#)[1,2]			Performance Period	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($)[3]
C. E. Bunch	95,000		$63.69	20-Feb-2011	19-Feb-2018	30,559		U	2012-2014	4,136,161
	140,000		$34.09	18-Feb-2012	17-Feb-2019	23,850		U	2011-2013	3,228,098
		140,000	$61.81	17-Feb-2013	16-Feb-2020	28,167		T	2012-2014	3,812,403
		95,400	$88.70	16-Feb-2014	15-Feb-2021	51,421		T	2011-2013	6,959,778
		141,542	$89.94	15-Feb-2015	14-Feb-2022

D. B. Navikas	6,000		$68.61	14-Feb-2010	13-Feb-2017	4,021		U	2012-2014	544,242
	5,200		$63.69	20-Feb-2011	19-Feb-2018	3,913		U	2011-2013	529,625
		9,400	$61.81	17-Feb-2013	16-Feb-2020	3,706		T	2012-2014	501,607
		5,000	$88.70	16-Feb-2014	15-Feb-2021	8,436		T	2011-2013	1,141,871
		12,290	$83.90	01-Aug-2014	31-Jul-2021
		18,624	$89.94	15-Feb-2015	14-Feb-2022

J. R. Alexander		25,000	$61.81	17-Feb-2013	16-Feb-2020	5,871		U	2012-2014	794,640
		21,300	$88.70	16-Feb-2014	15-Feb-2021	5,325		U	2011-2013	720,739
		27,191	$89.94	15-Feb-2015	14-Feb-2022	5,411		T	2012-2014	732,379
						11,481		T	2011-2013	1,553,913
						4,000	(4)	U		541,400

P-M. De Leener		14,000	$61.81	17-Feb-2013	16-Feb-2020	10,871		U	2012-2014	1,471,390
		12,300	$88.70	16-Feb-2014	15-Feb-2021	5,375		U	2011-2013	727,506
		9,000	$73.12	12-Sep-2014	11-Sep-2021	1,804		T	2012-2014	244,171
		27,191	$89.94	15-Feb-2015	14-Feb-2022	7,725		T	2011-2013	1,045,572
						4,000	(4)	U		541,400

M. H. McGarry	7,200		$63.69	20-Feb-2011	19-Feb-2018	4,021		U	2012-2014	544,242
	4,000		$34.09	18-Feb-2012	17-Feb-2019	2,475		U	2011-2013	334,991
		15,000	$61.81	17-Feb-2013	16-Feb-2020	3,706		T	2012-2014	501,607
		9,900	$88.70	16-Feb-2014	15-Feb-2021	5,336		T	2011-2013	722,241
		12,664	$89.94	15-Feb-2015	14-Feb-2022
		5,958	$110.02	01-Sep-2015	31-Aug-2022

V. R. Sekmakas	5,300		$68.61	14-Feb-2010	13-Feb-2017	4,021		U	2012-2014	544,242
		6,000	$61.81	17-Feb-2013	16-Feb-2020	2,425		U	2011-2013	328,224
		4,000	$71.12	02-Aug-2013	01-Aug-2020	3,706		T	2012-2014	501,607
		9,700	$88.70	16-Feb-2014	15-Feb-2021	5,228		T	2011-2013	707,650
		12,664	$89.94	15-Feb-2015	14-Feb-2022
		5,958	$110.02	01-Sep-2015	31-Aug-2022

U – RSUs. For additional information concerning the material terms of these RSU grants, see pages 40 through 41.

T – TSR shares. For additional information concerning the material terms of these TSR grants, see pages 38 through 39.

[1]	The RSUs for the 2011 – 2013 performance period reflect an estimated payout of 100%. The RSUs for the 2012 – 2014 performance period reflect an estimated payout of 100%.

[2]	The TSRs for the 2011 – 2013 performance period reflect an estimated payout of 215.6%. The TSRs for the 2012 – 2014 performance period reflect an estimated payout of 100%.

[3]	Payout value is based on the $135.35 closing sale price of PPG common stock reported on December 31, 2012 on the New York Stock Exchange Composite Tape.

[4]	Unvested time-based RSUs vest as to 4,000 units on December 31, 2013.

Option Exercises and Stock Vested

(2012)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on RSU Vesting (#)[2]	Number of Shares Acquired on TSR Vesting (#)[3]	Value Realized on Vesting ($)
C. E. Bunch	160,000	$7,688,736	63,000	38,500	$18,408,460
D. B. Navikas	19,600	$998,508	4,212	2,574	$1,230,737
J. R. Alexander	46,000	$2,167,207	11,340	6,930	$3,313,523
P-M. De Leener	14,000	$1,071,368	6,300	3,850	$1,840,846
M. H. McGarry	24,600	$1,361,967	6,840	4,180	$1,998,633
V. R. Sekmakas	11,200	$698,758	4,500	2,750	$1,314,890

[1]

The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the common stock on the date of exercise and the exercise price of the options.

[2]	The amounts in this column are the number of shares acquired upon the vesting of RSU awards granted in 2010. Payout of 2010 RSU awards is described on page 41.

[3]

The amounts in this column represent the number of shares earned upon the vesting of TSR awards granted in 2010. As described on pages 38 through 39, TSR awards are paid 50% in shares of PPG common stock and 50% in cash.

Pension Benefits

We maintain both a tax-qualified defined benefit pension plan, called the Retirement Income Plan, and a non-qualified defined benefit pension plan, called the Non-Qualified Retirement Plan. Employees hired on or after January 1, 2006 are not eligible to participate in these plans. Each of the executive officers named in the Summary Compensation Table participates in these plans, with the exception of Mr. De Leener. The table below shows the present value of accumulated benefits payable to each such named executive officer, including the number of years of service credited to each such named executive officer, under each of the Retirement Income Plan and the Non-Qualified Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. The material terms of the Retirement Income Plan and the Non-Qualified Retirement Plan are described below.

Pension Benefits Table

(2012)

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)
C. E. Bunch	Retirement Income Plan	33.5		$1,240,558
	Non-Qualified Retirement Plan	33.5		$18,662,507	[1]
D. B. Navikas	Retirement Income Plan	17.2		$565,332
	Non-Qualified Retirement Plan	25.8	[2]	$1,605,144	[1,3]
J. R. Alexander	Retirement Income Plan	34.3		$927,705
	Non-Qualified Retirement Plan	34.3		$3,481,324	[1]
M. H. McGarry	Retirement Income Plan	32.0		$735,581
	Non-Qualified Retirement Plan	32.0		$1,704,845
V. R. Sekmakas	Retirement Income Plan	15.3		$295,728
	Non-Qualified Retirement Plan	15.3		$496,434

[1]

This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2012. As further described in the narrative discussion following this table, the estimated lump-sum present value under the Non-Qualified Pension Plan to which the officer would be entitled is as follows: Mr. Bunch, $        ; Mr. Navikas, $        ; and Mr. Alexander, $        .

[2]

Includes application of a short service provision accelerating the executive’s company service by 1.5 years credited for each actual year of service. More information on short service provisions under our Non-Qualified Retirement Plan may be found on pages 54 through 55.

[3]

This amount was calculated applying a short service provision giving Mr. Navikas 1.5 years of credited service for every year of actual service. Using Mr. Navikas’ actual service time of 17.2 years, the present value of his accumulated benefit under the Non-Qualified Retirement Plan would have been $1,182,731. Accordingly, the short service provision increased the present value of his accumulated benefit under our Non-Qualified Retirement Plan by $422,413.

The values reflected in the “Present Value of Accumulated Benefit” column of the Pension Benefits Table are equal to the actuarial present value of each officer’s accrued benefit under the applicable plan as of December 31, 2012, using the same actuarial factors and assumptions used for financial statement reporting purposes, except that retirement age is assumed to be normal retirement age as defined in the applicable plan. These assumptions are described under Note 14 to our Financial Statements for the year ended December 31, 2012, which is located on pages 52 through 58 of our Annual Report on Form 10-K. In accordance with Item 402(h) of Regulation S-K, the present value amounts are calculated using a 4.05% discount rate, the discount rate assumption for 2013 for our U.S. defined benefit pension plans. The lump-sum payment amounts for the Non-Qualified Pension Plan are calculated in accordance with the relevant provisions of the Non-Qualified Pension Plan using the Pension Benefit Guaranty Corporation discount rate of 0.75% as in effect on December 31, 2012, rather than the 4.05% discount rate used for financial statement reporting purposes.

The benefit payable under the Retirement Income Plan is a function of the participant’s five-year average annual covered base compensation for the highest five consecutive years out of the final ten years immediately prior to retirement and credited years of service. In January 2011, the Retirement Income Plan was amended such that eligible employees with combined age and service points fewer than 60 and actively employed by the Company as of December 31, 2011 ceased to accrue benefits under the Retirement Income Plan as of December 31, 2011. Eligible employees with combined age and service points of 60 or more and actively employed by the Company at December 31, 2011 will continue to accrue benefits under the Retirement Income Plan until the earlier of their retirement date or December 31, 2020. When benefits cease to accrue under the Retirement Income Plan, eligible employees will earn future retirement benefits through the Defined Contribution Retirement Plan. The Non-Qualified Retirement Plan’s benefit is supplemental to the qualified plan’s benefit in that the Non-Qualified Retirement Plan provides a benefit that is substantially equal to the difference between the amount that would have been payable under the qualified Retirement Income Plan, in the absence of legislation limiting the compensation covered by the plan, and the amount actually payable under the Retirement Income Plan. The Non-Qualified Retirement Plan also includes a benefit based on bonus awards for certain U.S. management bonus program participants. The benefit payable under the Non-Qualified Plan is determined in the same manner as the Retirement Income Plan with regard to credited service and base salary above legislative limits; incentive payments are factored in by using the average of the highest five payments during the last ten years prior to retirement. Historically, a short service provision was granted to selected experienced executives as part of their hiring arrangements. This provision enabled us to accelerate the executive’s Company service (1.5 years credited for each actual year of service, up to a maximum of 30 years) in the Non-Qualified Retirement Plan in order to facilitate late-career employment changes. This short service provision currently is in effect for Mr. Navikas. Executives hired on or after January 1, 2006 are not eligible for this benefit as a result of an amendment to the Non-Qualified Retirement Plan.

The Retirement Income Plan contains the following material terms:

■	The normal form of benefit is a life annuity for unmarried participants and a joint and 50% survivor annuity for married participants;

■

A participant may elect out of the normal form of benefit and receive an actuarially-equivalent alternative form of benefit, including a single life annuity (for a married participant) or a joint and survivor annuity with a survivor benefit ranging from 1%-100%, as selected by the participant;

■	There is no lump-sum benefit option;

■

A participant may elect early retirement up to ten years prior to the participant’s normal retirement age, subject to reduction of the retirement benefit to reflect the early commencement of the benefit; and

■	A participant has a fully vested benefit under the plan upon completing five years of service or reaching early retirement age.

The Non-Qualified Plan contains the following material terms:

■	A participant is entitled to a distribution upon reaching the later of his or her early retirement date (as defined in the qualified plan) or the participant’s termination of employment;

■

The normal form of payment for benefits at retirement for the group of participants that includes each of the executive officers named in the Summary Compensation Table who participates in the plan is a lump-sum payment; and

■

A participant has a fully vested benefit under the plan upon completing five years of service or reaching early retirement age, but his or her accrued benefit is subject to forfeiture if the participant engages in any competitive activity, or other activity that is deemed contrary or harmful to the interests of PPG.

Defined Contribution Retirement Plans and Deferred Compensation Plan

We maintain a tax-qualified defined contribution retirement plan, called the Defined Contribution Retirement Plan, which was established by PPG for certain U.S.-based employees hired on or after January 1, 2006. Mr. De Leener participated in the Defined Contribution Retirement Plan from September 1, 2011 until his departure from PPG on October 31, 2012. The plan is funded by contributions made by the Company. Contributions are between 2% and 5% of a participant’s eligible plan compensation, based on age and years of service. If contributions made for the benefit of an executive are limited due to requirements of the Internal Revenue Code, we will credit such excess contributions to the executive officer’s account under the Deferred Compensation Plan. An executive has a fully vested benefit under the plan upon completing three years of service with the Company, is within ten years of his or her Social Security normal retirement age or upon termination of employment after reaching early retirement age. An executive may receive a distribution of the vested balance in his or her plan account upon retirement, death, disability or termination of employment.

Until September 1, 2011, Mr. De Leener was not eligible to participate in our U.S.-based retirement programs. He participated in a retirement plan, called the PPG Swiss BVG/LPP retirement plan, which is available to all other Switzerland-based management employees. The Swiss BVG/LPP retirement plan is a defined contribution retirement plan that accumulates retirement benefits in an account for each participant. Annual contributions are determined based on a participant’s age and are a percentage of annual salary plus bonus. The Company contributes two-thirds of the annual contribution and each participant contributes the remaining one-third. Contributions earn interest at a specified guaranteed rate annually. The plan provides a retirement benefit when a participant reaches age 65, and a reduced early retirement benefit can begin as early as age 60. The amount of the retirement benefit is determined by the value of the accrued retirement assets in a participant’s account on the participant’s retirement date. The retirement benefit may be paid in a lump sum or as a life annuity. The plan also provides a life annuity benefit upon disability or death, which is funded by insurance and the amount of which is based on a participant’s current salary plus bonus. Upon death, the plan also provides a life insurance benefit to the surviving spouse, which is paid as a lump sum. The assets in a participant’s account are fully vested, and if a participant leaves the Company before becoming eligible for a benefit under the plan, the amount of accrued retirement assets are transferrable to another retirement plan. Effective September 1, 2011, Mr. De Leener ceased accruing benefits under the PPG Swiss BVG/LPP.

In the U.S., we maintain the Deferred Compensation Plan to allow participants, including each of the U.S.-based executive officers named in the Summary Compensation Table, to defer a portion of their compensation in a phantom PPG stock account or other phantom investment accounts. The amount deferred earns a return based on the investment options selected by the executive officer. Executive officers may elect to defer up to 50% of their base salary, and up to 100% of any incentive award, TSR share award and RSU award that the executive officer may be entitled to receive. All dividend equivalents earned on TSR share award grants are deferred into the Deferred Compensation Plan. We also may make certain additional contributions to the executive officer’s account. For example, if the executive officer’s contributions under the Employee Savings Plan or the Defined Contribution Retirement Plan are limited due to requirements of the Internal Revenue Code, we will credit such excess contributions to the executive officer’s account under the Deferred Compensation Plan. The executive officer is always fully vested in compensation that he or she elects to have deferred into the plan and any contributions made on behalf of the executive officer related to the Employee Savings Plan. Through December 31, 2010, all Company contributions related to the Employee Savings Plan were deemed to be invested in PPG common stock. Beginning January 1, 2011, Company contributions are invested proportionally into the investment options chosen by the employee.

The table below shows the Deferred Compensation Plan’s current investment options and their respective annual rate of return for the year ended December 31, 2012, as reported by the administrator of the plan.

Investment Option	Rate of Return
PPG Stock Account	64.15%
Fidelity Growth Company Fund	18.52%
Fidelity Contrafund	16.26%
Fidelity Spartan US Equity Index Fund	15.93%
Fidelity Intermediate Bond Fund	4.93%
Fidelity Institutional MM Portfolio-Class 1	0.01%

The amount owed to executive officers under the Deferred Compensation Plan is an unfunded and unsecured general obligation of PPG. An executive officer receives a distribution of the balance in his or her plan account upon retirement, death, disability, termination of employment, a scheduled payment date, financial hardship (for amounts deferred prior to January 1, 2005) or unforeseeable emergency (for amounts deferred after December 31, 2004). Distributions can be in the form of a lump sum or installments. Payment can commence at the time of separation or, in certain situations, can be deferred until a later point in time. Compensation deferred prior to January 1, 2005 and related earnings are distributed according to the executive officer’s election. Compensation deferred after December 31, 2004 and related earnings are distributed according to the executive officer’s election only in the case of retirement (no earlier than six months following retirement). In the case of disability or termination, the distribution is made in a lump sum on the date that is the later of (i) the first day of the first quarter of a plan year that is six months and ten days following the separation or (ii) January 1 of the year following the separation. In the case of death, a distribution is made to the executive officer’s beneficiary as soon as administratively possible. Distributions from the PPG stock account are in the form of PPG common stock and distributions from all other investment options are in cash.

Non-Qualified Deferred Compensation Table

(2012)

Name	Plan[1]	Executive Contributions in 2012 ($)[2]	Registrant Contributions in 2012 ($)[3]	Aggregate Earnings in 2012 ($)[4]	Aggregate Balance at 12/31/12 ($)[5]
C. E. Bunch	DCP	$461,272	$38,394	$1,242,289	$5,182,850
D. B. Navikas	DCP	$40,182	$13,234	$428,258	$1,372,552
J. R. Alexander	DCP	$101,033	$16,610	$140,283	$852,219
P-M. De Leener	DCP	$42,288	$49,333	$6	$91,627
M. H. McGarry	DCP	$55,560	$8,658	$34,250	$225,789
V. R. Sekmakas	DCP	$26,844	$8,065	$60,988	$415,709

[1]	All executives participate in the Deferred Compensation Plan, or DCP.

[2]	The amounts in this column are reported as compensation in the “Salary” and “All Other Compensation” columns of the Summary Compensation Table on pages 46 through 47.

[3]	The amounts in this column are reported in the “All Other Compensation” column of the Summary Compensation Table on pages 46 through 47.

[4]	None of the amounts in this column are included as compensation in the Summary Compensation Table on pages 46 through 47.

[5]

The following aggregate amounts were reported in the Summary Compensation Table on pages 46 through 47 as 2010 and 2011 compensation, as applicable: Mr. Bunch, $163,952; Mr. Navikas, $19,486; Mr. Alexander, $79,728; Mr. De Leener, $456,067; and Mr. McGarry, $32,042.

Compensatory Arrangements with Certain Executive Officers

Pierre-Marie De Leener. Mr. De Leener joined PPG in January 2008 and served as Executive Vice President until October 31, 2012 when he left the Company. Until September 1, 2011, he was based at the Company’s European headquarters in Rolle, Switzerland. Pursuant to a July 2008 agreement with PPG, Mr. De Leener and PPG agreed to the following compensatory arrangement:

■

A base salary of 599,404 Swiss francs per year (which equated to U.S. $653,350 at December 31, 2012 (1 Swiss Franc = 1.09 U.S. dollars)), adjusted annually should the exchange rate between the Swiss franc and the Euro fall below a predetermined exchange rate;

■	The ability to participate in PPG’s short- and long-term incentive programs;

■

Perquisites, comprised of reimbursement of relocation expenses, commuting costs not to exceed 15,000 Swiss francs per year (which equated to U.S. $16,350 at December 31, 2012), home rental costs not to exceed 2,000 Swiss francs per month (which equated to U.S. $2,180 at December 31, 2012), schooling costs for Mr. De Leener’s minor children, tax assistance for three years and the use of a Company leased car;

■

Payment by PPG of premiums in a monthly gross amount of 200 Swiss francs per month (which equated to U.S. $218 at December 31, 2012) for Mr. De Leener and 50 Swiss francs per month (which equated to U.S. $55 at December 31, 2012) for each of his family members towards participation in PPG’s collective health insurance program for its Switzerland-based employees;

■

In the event that Mr. De Leener is prevented from performing his duties either fully or partially, by no fault of his own due to illness, accident, fulfillment of legal obligations or public office, he is entitled to continue to receive 100% of his salary for a maximum of 720 days; and

■	Should Mr. De Leener’s employment be terminated by PPG other than for cause, he will be entitled to a payment equal to three years of his average base salary and bonus.

In connection with Mr. De Leener’s relocation to PPG’s global headquarters in Pittsburgh, Pennsylvania, Mr. De Leener’s Swiss compensation arrangement described above was terminated, and on September 12, 2011 the Company and Mr. De Leener entered into a new compensation arrangement. Pursuant to his new compensation arrangement, effective September 1, 2011:

■	Mr. De Leener’s annual base salary is $590,000, and his target cash bonus is $531,000;

■	Mr. De Leener received a grant of 9,000 stock options, 2,300 performance-based RSUs and 2,300 TSR shares pursuant to PPG’s Amended and Restated Omnibus Incentive Plan;

■

The Company will reimburse Mr. De Leener for certain relocation and family travel expenses and for certain taxes that may be incurred as a result of his relocation. The Company also will provide him with tax preparation and tax consulting services;

■	Mr. De Leener became eligible to participate in the Company’s U.S. Employee Savings Plan, U.S. Defined Contribution Retirement Plan and other U.S. broad-based employee benefit plans;

■

In recognition of the difference between the value of Mr. De Leener’s Swiss BVG/LPP retirement plan and the U.S. Defined Contribution Retirement Plan, in February 2012 Mr. De Leener received an additional grant of 5,000 performance-based RSUs; and

■	Except in connection with a change in control of the Company, Mr. De Leener is entitled to a severance payment of $4,000,000 if he is terminated by PPG for a reason other than cause.

Effective October 31, 2012, Mr. De Leener resigned from his position as Executive Vice President. In connection with his resignation, PPG and Mr. De Leener entered into a Separation Agreement that provided Mr. De Leener with:

■	a lump-sum separation payment of $770,000;

■

continued vesting of 62,491 previously award stock options, which will be exercisable through their original expiration dates, 27,746 previously awarded RSUs and 8,834 previously awarded TSR shares in accordance with their terms as though he remained in the Company’s employ through the vesting dates of such awards; and

■	reimbursement by PPG of certain taxes owed by Mr. De Leener due to his expatriate status and payment for certain tax preparation services for the 2011 and 2012 tax year.

David B. Navikas. Mr. Navikas was appointed Senior Vice President, Finance and Chief Financial Officer effective June 10, 2011. Upon his appointment, Mr. Navikas and the Company agreed to the following compensatory arrangement:

■	A base salary of $41,667 per month, effective July 1, 2011;

■	A one-time grant on August 1, 2011 of 12,290 stock options, 2,663 performance-based RSUs and 2,663 TSR shares pursuant to PPG’s Amended and Restated Omnibus Incentive Plan;

■	A prorated target cash bonus of $450,000, effective July 1, 2011; and

■	A grant in February 2012 of stock options, performance-based RSUs and TSR shares with an initial aggregate valuation of $1,000,000 on the grant date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation to each of the executive officers named in the Summary Compensation Table, other than Mr. De Leener, in the event of termination of such executive’s employment under certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2012, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from PPG. Mr. De Leener is not included in these tables because his employment by PPG ended on October 31, 2012. The financial terms of Mr. De Leener’s Separation Agreement are described under “Compensatory Arrangements with Certain Executive Officers – Pierre-Marie De Leener” on pages 57 through 58.

For purposes of calculating the estimated potential payments to our U.S.-based officers under the Non-Qualified Pension Plan, as reflected in the tables below, we have used the same actuarial factors and assumptions used for financial statement reporting purposes and set forth under Note 14 to our Financial Statements for the year ended December 31, 2012, which is located on pages 52 through 58 of our Annual Report on Form 10-K. However, the amounts reflected in the tables below for the Non-Qualified Pension Plan are calculated in accordance with the relevant provisions of the Non-Qualified Pension Plan using the 4.05% discount rate used for financial statement reporting purposes.

Potential Payments and Benefits Upon Termination

The first column of each table below sets forth the payments to which the officer would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the officer’s employment for any reason by PPG or the officer, and assuming such termination occurred prior to, or did not otherwise arise in connection with, a change in control of PPG. The second column of each table reflects payments that would be due in the event of the officer’s termination of employment due to death prior to a change in control of PPG. In any of these events, we are not obligated to provide other health or welfare benefits or any special severance payments, accelerated vesting of equity compensation or tax gross-ups to the officers.

	Voluntary or Involuntary Termination		Death
C. E. Bunch
Non-Qualified Pension	$—	[1]		[2]
Financial Counseling	10,600		0
Executive Life – Proceeds	0		1,305,000	[3]

Total	$10,600		$1,305,000

D. B. Navikas
Non-Qualified Pension	$—	[1]		[2]
Financial Counseling	10,600		0
Executive Life—Proceeds	0		553,000	[3]

Total	$10,600		$553,000

J. R. Alexander
Non-Qualified Pension	$—	[1]		[2]
Financial Counseling	10,600		0

Total	$10,600		$—

	Voluntary or Involuntary Termination		Death
M. H. McGarry
Non-Qualified Pension		[4]	$—	[5]
Financial Counseling	0	[4]	0

Total	$—		$—

V. R. Sekmakas
Non-Qualified Pension		[4]	$—	[5]
Financial Counseling	0	[4]	0

Total	$—		$—

[1]

This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2012 upon any termination of the officer’s employment. The estimated lump-sum present value under the Non-Qualified Pension Plan to which this officer would be entitled is presented in the Pension Benefits Table, which is located on page 53.

[2]

This officer’s beneficiary is eligible to commence a beneficiary retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2012 upon the officer’s termination of employment due to death. The amount reflected in this column for this officer is not a present value amount, but the estimated aggregate payments over the lifetime of the eligible beneficiary of the officer, assuming payments commenced following the officer’s termination of employment as a result of death on December 31, 2012.

[3]

The amount reflected under Executive Life-Proceeds in the table for this officer is the benefit payable upon the officer’s death under an executive life insurance program, which was closed to new entrants in 2001, providing for a death benefit of one times base salary. The value of premiums paid for insurance with respect to this benefit is reflected in the All Other Compensation Table on page 48.

[4]

This officer is not eligible to commence a retirement benefit under the Non-Qualified Pension Plan, based on the officer’s age and years of service as of December 31, 2012, until the officer reaches earliest retirement age, as defined under the Non-Qualified Pension Plan. The amount reflected under “Non-Qualified Pension” in the table for this officer is not a present value amount, but the estimated aggregate payments over the officer’s lifetime, assuming the officer terminated employment with PPG on December 31, 2012 and payments commenced upon the date that the officer attains the earliest eligible retirement age provided under the Non-Qualified Pension Plan. Also, because this officer is not eligible to retire at December 31, 2012, no amount would be payable for financial counseling upon termination.

[5]

This officer’s beneficiary is not eligible to commence a beneficiary retirement benefit under the Non-Qualified Pension Plan, based on the officer’s age and years of service as of December 31, 2012, until the date the officer would have reached earliest retirement age, as defined under the Non-Qualified Pension Plan. The amount reflected under “Non-Qualified Pension” in the table for this officer is not a present value amount, but the estimated aggregate payments over the lifetime of the eligible beneficiary of the officer, assuming the officer’s employment terminated due to death on December 31, 2012 and payments commenced upon the date that the officer would have attained the earliest eligible retirement age provided under the Non-Qualified Pension Plan.

Potential Payments and Benefits Upon Termination Following, or in Connection with, a Change in Control of PPG

We have entered into change in control agreements with our executive officers named in the Summary Compensation Table and with certain other officers. The change in control agreements have three-year terms, which terms are automatically extended for one year upon each anniversary unless a notice not to extend is given by PPG. If a “change in control” occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officer’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change in control of PPG. The change in control agreements also contain confidentiality provisions prohibiting the officer from divulging or communicating, without our prior consent or except as required by law, any confidential information, knowledge or data relating to PPG or its business during the officer’s employment and at all times thereafter. In 2007, 2010 and 2012, the Officers-Directors Compensation Committee

approved certain changes to our change in control agreements, which are described under “Changes to Form of Change in Control Agreement” on pages 62 through 63.

Termination For Cause or Other Than For Good Reason. Under the change in control agreements, in the event of an officer’s termination of employment by PPG for cause or by the officer other than for good reason during the three-year period following a change in control, the officer will receive payment only of his or her accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs.

Termination Without Cause or For Good Reason. If PPG terminates the officer’s employment (other than for cause, death or disability) or the officer terminates his or her employment for good reason during the three-year period following a change in control, and upon certain terminations prior to a change in control or in connection with or in anticipation of a change in control, the officer is generally entitled to receive the following payments and benefits:

■

a pro-rata bonus for the year of the date of termination based on the officer’s highest annual bonus during the three years prior to the change in control or the annual bonus for the most recent fiscal year after the change in control, whichever is higher (such higher amount referred to herein as the “highest annual bonus”);

■	three times the officer’s annual base salary;

■	three times the officer’s highest annual bonus;

■

a lump-sum payment having an actuarial present value equal to the additional pension benefits the officer would have received if he or she had continued to be employed by PPG for an additional three years for purposes of both age and service credit, assuming the officer’s compensation for each such additional year is equal to his or her annual base salary prior to the change in control (or any higher salary thereafter) and his or her annual bonus is at least equal to the officer’s highest annual bonus during the three years prior to the change in control (the “Pension Differential”);

■

a lump-sum payment equal to the present value of any employer contributions the executive would have received or accrued under PPG’s defined contribution retirement plans and arrangements (whether qualified or non-qualified) in which the executive participates if the executive’s employment continued for an additional three years in respect of retirement benefits provided in the form of a defined contribution retirement plan, program or arrangement, but excluding any salary or pay deferral contributions to such plans or arrangements that are deemed to be employer contributions under applicable law;

■	continued medical, dental and life insurance benefits for three years and continued age and service credit for purposes of determining the officer’s eligibility for retiree medical benefits;

■	continued payment of financial counseling expenses for the officer for three years; and

■	a payment in an amount sufficient to make the officer whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code.

The table below sets forth the amounts each executive officer named in the Summary Compensation Table would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the executive officer’s employment by PPG without cause or by the executive officer for good reason following or in connection with a change in control of PPG.

For purposes of calculating the estimated potential payment to such executive officers with respect to the Pension Differential under the change in control agreements, as reflected in the table below, we have used the same actuarial factors and assumptions used for financial statement reporting purposes and set forth under Note 14 to our Financial Statements for the year ended December 31, 2012, which is located on pages 52 through 58 of our Annual Report on Form 10-K, including a discount rate of 4.05% and assuming a lump-sum payment of the Pension Differential.

Termination During the 30-Day Window Period. Under the change in control agreements, if an officer terminates his or her employment for any reason during a 30-day window period following the first anniversary of the change in control, the officer will be entitled to the payments and benefits described above, except that the multiplier of three referenced above would be two for purposes of all payments and benefits for which the multiplier is relevant.

Definitions. For purposes of the agreements, the terms set forth below generally have the meanings described below.

“Change in Control” generally includes the occurrence of any of the following events or circumstances:

(i)	the acquisition of 20% or more of the outstanding shares of PPG or the voting power of the outstanding voting securities of PPG, other than any acquisition from or by PPG or any PPG-sponsored employee benefit plan;

(ii)	a change in our Board’s composition such that a majority of the Board’s members does not include those who were members at the date of the agreement or members whose election or nomination was approved by a majority of directors who were on the Board at the date of the agreement;

(iii)	shareholder approval of a reorganization, merger or consolidation or sale of substantially all of the assets of PPG, unless following such transaction PPG’s historic shareholders retain at least 60% ownership of the surviving entity, no shareholder acquires a 20% or more ownership interest in the surviving entity and a majority of the surviving entity’s board of directors were members of our Board at the time such transaction was approved;

(iv)	shareholder approval of a dissolution or liquidation of PPG; or

(v)	a determination by a majority of our Board that a change in control has occurred.

“Cause” generally means (i) the willful and continued failure of the officer to perform his or her duties; or (ii) the willful engaging by the officer in illegal conduct or gross misconduct that is materially and demonstrably injurious to PPG.

“Good reason” generally means (i) the assignment of duties inconsistent with the officer’s position, authority, duties or responsibilities in effect at the time of the change in control, or any other action resulting in a diminution in such position, authority, duties or responsibilities, other than isolated and inadvertent action not taken in bad faith that is remedied promptly; (ii) failure to provide the employment compensation and benefits required under the change in control agreement, other than an isolated and inadvertent failure not occurring in bad faith that is remedied promptly; or (iii) a relocation or substantial change in the officer’s workplace or the company’s requiring the officer to travel on company business to a substantially greater extent than required immediately prior to the change in control.

Changes to Form of Change in Control Agreement. In 2007, the Officers-Directors Compensation Committee made modifications to the form of change in control agreement for officers in response to current trends in executive compensation and to a shareholder proposal that was supported by shareholders at the 2007 annual meeting of shareholders. PPG began entering into the revised agreement in 2008 with certain newly hired or promoted officers.

Key revisions to the change in control agreement include:

■	Modification of the definition of “change in control” to require “consummation” of a reorganization, merger or consolidation or sale of substantially all of the assets of PPG.

■

Modification of the definition of “compensation” to include “target” bonus instead of the “highest” bonus over the last three years. This change affects the cash payment and the Pension Differential calculation.

■	Modification of certain termination provisions, including elimination of the window period termination.

■

Modification of the excise tax and gross-up provision to replace the full gross up with a “conditional” gross up, which provides for a reduction in change in control payments if such payments trigger an excise tax by a limited amount.

■	Elimination of the provisions providing for the payment of financial counseling and legal expenses.

In 2010, the Officers-Directors Compensation Committee made additional modifications to the form of change in control agreement for officers in response to current trends in executive compensation. These modifications, as well as the revisions made in 2007 and 2012, are reflected in change in control agreements executed with officers in 2010 or 2012 and thereafter, as applicable. The key revisions to the change in control agreement for 2010 were to eliminate the excise tax gross-up entirely and include a “conditional” payment limitation, which provides for a reduction in change of control payments if such payments would trigger an excise tax, unless a larger amount would be received on an after-tax basis without a payment reduction. The key revisions made in 2012 were to change to the definition of Retirement and the associated benefits related to retirement to ensure that all applicable provisions are applied properly for executives who only participate in the PPG Defined Contribution Retirement Plan and non-U.S. executives who do not participate in either the Retirement Income Plan or the Defined Contribution Retirement Plan.

	Involuntary or Good Reason Termination
C. E. Bunch
Financial Counseling	$33,089
Lump Sum Payment
Base Salary	3,915,000
Bonus
Pension Differential
Health & Welfare Benefits	68,462
Accelerated Vesting of LTI	39,309,872
Excise Tax and Gross-up	15,882,658

Total	$59,209,081	[1]

D. B. Navikas
Financial Counseling	$33,089
Lump Sum Payment
Base Salary	1,659,000
Bonus
Pension Differential
Health & Welfare Benefits	47,030
Accelerated Vesting of LTI	5,119,907
Excise Tax and Gross-up	3,977,300

Total	$10,836,326	[1]

	Involuntary or Good Reason Termination
J. R. Alexander
Financial Counseling	$33,089
Lump Sum Payment
Base Salary	1,875,000
Bonus
Pension Differential
Health & Welfare Benefits	35,009
Accelerated Vesting of LTI	8,409,959
Excise Tax and Gross-up	3,889,785

Total	$14,242,842	[1]

M. H. McGarry
Non-Qualified Pension	$—	[2]
Financial Counseling	33,089
Lump Sum Payment
Base Salary	1,500,000
Bonus
Pension Differential
Health & Welfare Benefits	46,668
Retiree Medical Benefits	353,827	[3]
Accelerated Vesting of LTI	4,394,004
Excise Tax and Gross-up	2,760,288

Total	$9,087,876

V. R. Sekmakas
Non-Qualified Pension	$—	[2]
Financial Counseling	33,089
Lump Sum Payment
Base Salary	1,500,000
Bonus
Pension Differential
Health & Welfare Benefits	45,153
Retiree Medical Benefits	195,427	[3]
Accelerated Vesting of LTI	3,958,376
Excise Tax and Gross-up	2,517,464

Total	$8,249,509

[1]

This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2012 upon any termination of the officer’s employment. The estimated lump-sum present value under the Non-Qualified Pension Plan to which this officer would be entitled is presented in the Pension Benefits Table, which is located on page 53.

[2]

This officer is not eligible to commence a retirement benefit under the Non-Qualified Pension Plan, based on the officer’s age and years of service as of December 31, 2012, until the officer reaches earliest retirement age, as defined under the Non-Qualified Pension Plan. The amount reflected in the table for this officer is not a present value amount, but the estimated aggregate payments over the officer’s lifetime, assuming the officer terminated employment with PPG on December 31, 2012 and payments commenced upon the date that the officer attains the earliest eligible retirement age provided under the Non-Qualified Pension Plan.

[3]

This officer is not retirement eligible as of December 31, 2012 and thereby not entitled to receive retiree health and welfare benefits. The amount reflected in the table for this officer is a present value amount for retiree medical benefits of the officer and his beneficiary based on their expected life.

Equity Acceleration

In the event of a change in control of PPG, the Company stock plans and award agreements entered into prior to 2009 provide that the participant will be entitled to full vesting acceleration of his or her unvested stock options, TSR awards and RSUs. For award agreements entered into in 2009 and thereafter, in the event of a change in control of PPG, an executive must be terminated (or have a substantial diminution of job duties) to be entitled to full vesting acceleration of unvested stock options, TSR awards and RSUs. The table below reflects the calculation of the aggregate dollar values related to acceleration of vesting of the incentive equity awards held by the executive officers named in the Summary Compensation Table in the event of a termination following a change in control, and the total is reflected in the “Accelerated Vesting of LTI” row for each officer in the table above on pages 63 through 64. The stock option value was calculated by multiplying the number of unvested shares by the difference between the grant price and the closing stock price on December 31, 2012 ($135.35). If any stock options were underwater as of December 31, 2012, no value was assigned to such options. The TSR share and RSU value was calculated by multiplying the target number of unvested shares by the closing stock price on December 31, 2012, except as otherwise noted.

Change in Control

Accelerated Vesting of Outstanding Equity

(2012)

		Restricted Stock Units			Total Shareholder Return Shares
Executive	Stock Options ($)	2011 - 2013 Performance Period ($)[1]	2012 - 2014 Performance Period ($)[1]	Time Vested ($)	2011 - 2013 Performance Period ($)[2]	2012 - 2014 Performance Period ($)[2]	Total ($)
C. E. Bunch	21,173,432	3,228,098	4,136,161	0	6,959,778	3,812,403	39,309,872
D. B. Navikas	2,402,562	529,625	544,242	0	1,141,871	501,607	5,119,907
J. R. Alexander	4,066,888	720,739	794,640	541,400	1,553,913	732,379	8,409,959
M. H. McGarry	2,290,923	334,991	544,242	0	722,241	501,607	4,394,004
V. R. Sekmakas	1,876,653	328,224	544,242	0	707,650	501,607	3,958,376

[1]	The RSUs for the 2011 – 2013 performance period reflect an estimated payout of 100%. The RSUs for the 2012 – 2014 performance period reflect an estimated payout of 100%.

[2]	The TSRs for the 2011 – 2013 performance period reflect an estimated payout of 215.6%. The TSRs for the 2012 – 2014 performance period reflect an estimated payout of 100%.

PROPOSAL 2: NONBINDING VOTE ON APPROVAL OF COMPENSATION OF NAMED

EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934, as amended, requires that we include in this Proxy Statement a non-binding shareholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “say-on-pay”). Based upon the vote of our shareholders at the 2012 annual meeting and the Board’s recommendation, PPG will provide this advisory vote on an annual basis.

We encourage shareholders to review the section of this Proxy Statement relating to executive compensation on pages 28 through 65. Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals. We believe our program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the following:

■

In 2012, the Company delivered record financial performance driven by strong operating execution by our businesses through proactive restructuring and aggressive cost management. Each region achieved higher earnings in 2012 despite challenging and inconsistent global economic conditions and notable negative impacts from weakened foreign currencies. For the year, PPG delivered a record level of cash from operations of $1.8 billion, up 25% from the prior year. In addition, the Company achieved record adjusted earnings-per-share each quarter in 2012, resulting in 10 consecutive quarters of adjusted earnings-per-share records, culminating in a full-year record adjusted earnings-per-share of $7.94, an increase of 16% over 2011. Total sales for 2012 were $15.2 billion, versus $14.9 billion in 2011, and adjusted net income for 2012 was $1.2 billion, versus $1.1 billion in 2011.

The following charts contain key adjusted financial data for each of the last five fiscal years.

Adjusted earnings-per-share and adjusted net income are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and should not be considered a substitute for earnings-per share or net income or other financial measures as computed in accordance with U.S. GAAP. A Regulation G reconciliation of adjusted earnings-per-share and adjusted net income to reported earnings-per-share and net is included in Annex A to this Proxy Statement.

■

Consistent with our excellent performance in 2012, annual incentive awards were paid to executive officers ranging from [     to     ] of target. In addition, our total shareholder return over the past three years when measured against the S&P 500 was in the 91st percentile resulting in the payment of long-term TSR share awards at 220% of target.

■

Between 73% and 88% of the named executive officers’ target total direct compensation opportunity for 2012 was in the form of performance-based variable compensation and long-term incentives motivating them to deliver strong business performance and create shareholder value.

■

Base salary and annual incentive targets for our executive officers are established annually to maintain parity with the competitive market for executives in comparable positions. Total annual compensation for each position is targeted at market median.

■

PPG’s compensation programs are reviewed annually to identify any inherent material risks to PPG created by these programs. Based on the results of the 2012 review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG.

■	At the 2012 annual meeting, we held a shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 95% of shareholder votes cast in favor of our 2012 say-on-pay resolution. Following its review of this vote, the Officers-Directors Compensation Committee recommended to the full Board that we retain our general approach to executive compensation, with an emphasis on short- and long-term incentive compensation that rewards our executive officers when they deliver value for our shareholders. Consistent with this philosophy:

■

Our performance metrics are focused on increasing shareholder value and are tied to measures impacting both shorter-term and longer-term performance. Shorter-term performance metrics include earnings-per-share, cash flow from operations, pre-tax, pre-interest earnings, working capital reduction, margin growth, and sales volume growth. Longer-term performance metrics include total shareholder return, earnings-per-share growth, cash flow return on capital and stock price appreciation.

■

Payment of long-term incentive awards is based solely on Company performance. We have three-year award and payout cycles for both restricted stock units, or RSUs, and total shareholder return shares, or TSR shares. We also have three-year vesting for stock options.

■	Effective January 1, 2012, we revised our perquisite policy. Personal club memberships were discontinued and financial counseling benefits were limited to current participants only.

■

Our officers are subject to stock ownership requirements. Our Chief Executive Officer must own shares of PPG common stock with a value of six times his base salary, and the other executive officers must own shares of PPG common stock with a value of three times his or her salary. Officers are expected to meet these ownership requirements within five years of election. Those officers who have not yet met this requirement are paid 20% of their annual incentive in PPG stock, which is restricted from sale for a period of two to five years. Effective January 1, 2013, a new provision was added to the Stock Ownership Requirement Policy that applies to officers who have been subject to the policy for more than 5 years at their current requirement level and have not met the ownership requirement. The provision requires that 100% of the vested shares delivered from the Restricted Stock Unit award and Total Shareholder Return award be held by the officer for a minimum of one year until the requirement is met. All executive officers named in the Summary Compensation Table have met their ownership requirement.

■

Our officers may not engage in transactions that are contrary to the interests of shareholders, such as “short sales”, “short sales against the box”, “put” and “call” options and hedging transactions designed to minimize an executive’s risk inherent in owning PPG stock. In addition, officers may not hold PPG stock in a margin account and may only pledge PPG stock as collateral for a loan in limited circumstances.

■	Executive officers are subject to a “clawback” policy that is designed to recoup incentive compensation when a financial restatement occurs and certain other conditions exist.

■	We do not provide tax gross-ups on perquisites to our named executive officers.

Accordingly, you may vote on the following resolution at the Annual Meeting:

RESOLVED: The Board strongly endorses the Company’s executive compensation program and recommends that the shareholders vote in favor of the following resolution: that the shareholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement on pages 28 through 65 and disclosed in accordance with rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained therein.

Because the vote is advisory, it will not be binding upon the Board or the Officers-Directors Compensation Committee, and neither the Board nor the Officers-Directors Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Officers-Directors Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation programs.

Vote Required

Adoption of the resolution approving the compensation of the Company’s named executive officers will require the affirmative vote of more than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE

COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3: PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION

TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

PPG’s Board of Directors has unanimously approved and is recommending that shareholders approve an amendment of PPG’s Restated Articles of Incorporation, as amended, to provide for the phased-in elimination of the classified board of directors structure and the annual election of directors. At PPG’s 2012 annual meeting, PPG presented this same proposal for approval by the Company’s shareholders. Last year’s proposal received the affirmative vote of approximately 99% of the votes cast but only approximately 67% of the shares of the Company’s common stock. Since PPG’s Articles of Incorporation require the affirmative vote of at least 80% of the shares of the Company’s outstanding common stock to approve a proposal to amend the Articles of Incorporation to declassify the Board, last year’s proposal failed to receive the required vote. In light of the vote received last year and for the reasons discussed below, the Board of Directors has resolved to present this proposal to the Company’s shareholders again at this year’s Annual Meeting.

The Nominating and Governance Committee regularly considers and evaluates a broad range of corporate governance issues affecting PPG and feedback we receive from our shareholders. In its review of our classified board structure, the Board carefully considered the advantages and disadvantages of maintaining a classified board structure. In favor of declassification, the Board noted that declassification would allow our shareholders to evaluate all directors annually and would support the maintenance of corporate governance best practices. The Board also considered that many U.S. public companies have eliminated their classified board structures in recent years in favor of annual elections and that many investors now consider the election of directors to be the primary means for shareholders to influence corporate governance policies and to increase a board’s accountability. In favor of retaining the classified board structure, the Board considered the benefits the Company has received from its classified board, including promoting a long-term perspective on the part of the directors, board continuity and stability and protection against coercive takeover tactics and threats by activist investors.

After carefully weighing these considerations, the Board concluded that the annual election of all directors will both enhance our corporate governance practices and be an effective way to maintain and enhance the accountability of the Board. Accordingly, the Board, upon recommendation of the Nominating and Governance Committee, has unanimously determined that it is in the best interests of the Company to eliminate the classified board structure.

PPG’s Articles of Incorporation currently provide that the Board shall be divided into three classes as nearly equal in number as possible with members of each class serving for three-year terms. If this proposal is approved, all directors will be elected annually beginning at the 2016 annual meeting. The directors to be elected at the 2013 Annual Meeting will be elected to serve a full three-year term. The directors to be elected at the 2014 annual meeting will be elected to serve a two-year term. The directors to be elected at the 2015 annual meeting will be elected to serve a one-year term. At the 2016 annual meeting and at each meeting of shareholders thereafter, all directors will be elected annually. Because the declassification process discussed in this proposal would not be complete until the 2016 annual meeting, it would not operate to shorten the upcoming term of any of our directors nominated for election at the 2013 Annual Meeting, ensuring a smooth transition to annual elections of all of our directors. All directors elected to fill vacancies will hold office for a term expiring at the annual meeting at which the term of the class to which they have been elected expires. The text of the proposed amendment to the Articles of Incorporation is set forth in Annex B to this Proxy Statement.

The affirmative vote of the holders of at least 80% of the shares of the Company’s outstanding common stock entitled to vote (including abstentions) at the Annual Meeting will be required for approval of this proposal. If approved, the amendment to the Articles of Incorporation will become effective upon its filing with the Secretary of the Commonwealth of Pennsylvania, which we intend to do following the Annual Meeting. If the proposal is approved, the Board also will make conforming amendments to our Bylaws. If this proposal is not approved, the Board will remain classified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE ARTICLES OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Service Fees Paid to the Independent Registered Public Accounting Firm

During 2012 and 2011, we retained Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively referred to as “Deloitte & Touche”), to provide services in the following categories and amounts:

	(Dollars in millions)
	2012	2011
Audit fees[1]	$6.8	$6.6
Audit-related fees[2]	1.9	0.3
Tax fees[3]	2.4	1.4
All other fees	0	0

Total All Fees	$11.1	$8.3

[1]

Fees related to the audit of the consolidated financial statements and internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, comfort letters, statutory and regulatory audits, consents, quarterly reviews and consultations concerning financial accounting and reporting standards arising during the audits.

[2]	Fees primarily related to the separation of the Company’s commodity chemicals business.

[3]	Fees related to tax compliance, planning and advice.

The majority of services performed by Deloitte & Touche in 2012 were pre-approved in accordance with the Audit Committee pre-approval policy and procedures at its February 15, 2012 meeting. Additional services were approved during the year as needed, in accordance with this policy. In so doing, the committee determined that the provision of these services is compatible with maintaining the principal accountant’s independence. In 2012, no services (which pursuant to Securities and Exchange Commission regulations were considered de minimis ) were provided by Deloitte & Touche that were approved by the committee after such services were performed.

Audit Committee Pre-approval Policy

The pre-approval policy describes the permitted audit, audit-related, tax and other services that Deloitte & Touche may perform and lists a range of fees for these services (referred to as the Service List). The service and fee ranges listed in the pre-approval policy are pre-approved by the Audit Committee. If a type of service to be provided by Deloitte & Touche is not included in the Service List, the committee must specifically pre-approve it. Similarly, any individual engagement not specifically included in the Service List that exceeds $50,000 or is related to internal control must be pre-approved by the committee. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to pre-approve up to $150,000 per engagement has been delegated to the committee chair to accommodate time sensitive service proposals. Any pre-approval decisions made by the chair must be communicated to the full committee at the next scheduled meeting.

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[TO BE UPDATED]

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2013. Deloitte & Touche LLP has been regularly engaged by us to audit our annual financial statements and to perform audit-related and tax services. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to appropriate questions from shareholders.

It is intended that the shares represented by each proxy will be voted, in the discretion of the proxies, FOR the ratification. If the selection of Deloitte & Touche LLP is not ratified, the Audit Committee will reconsider the appointment of the Company’s independent registered public accounting firm. Even if the selection of Deloitte & Touche LLP is ratified by our shareholders, the Audit Committee in its discretion could decide to terminate the engagement of Deloitte & Touche LLP and engage another firm if the committee determines such action to be necessary or desirable.

Vote Required

The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2013 will require the affirmative vote of more than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE

RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

PROPOSAL 5: SIMPLE MAJORITY VOTE SHAREHOLDER PROPOSAL

John Chevedden, holder of 50 shares of PPG common stock, has advised us that he intends to present the shareholder proposal below for action at the Annual Meeting. The shareholder proposal and the supporting statement are presented exactly as received from the proponent in accordance with the rules of the Securities and Exchange Commission, and we disclaim any responsibility for their content.

Shareholder Proposal

PROPOSAL TO ADOPT SIMPLE MAJORITY VOTE

Shareholders request that our board take the steps necessary to eliminate each shareholder voting requirement in our charter and bylaws that calls for a greater than simple majority vote. The standard shall be changed to require a majority of the votes cast for and against such proposals. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance?” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included James McRitchie and Ray T. Chevedden.

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management. Our recent 100-to-one vote in favor of annual election of each director failed to change our entrenching 3-year terms for directors based on an obsolete rule. Each director should be held accountable to shareholders on an annual basis to protect shareholder value.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, downgraded our company to “D” with “High Governance Risk.” Also “High Concern” for our board member qualifications and “Very High Concern” in Executive Pay – $23 million for our CEO Charles Bunch. Our executives can even get extra pay if our company underperforms 70% of its peers under the leadership of Thomas Usher, executive pay committee chairman.

Directors James Berges, Thomas Usher, Michele Hooper, Robert Mehrabian and David Whitwam had long-tenure of 12 to 21 years which can seriously erode an independent perspective so valued for a board of directors. Plus these directors occupied the majority of seats on our three key board committees and the three respective chairmanships. And our company does not have an independent board chairman or even an independent lead director.

Please encourage our board to respond positively to this proposal to initiate improved governance and to protect shareholder value: Adopt Simple Majority Vote – Proposal 5.

Board of Directors’ Statement in Opposition to the Shareholder Proposal

Under PPG’s existing governance documents, a simple majority vote requirement already applies to most matters submitted to a vote of shareholders. However, as permitted by Pennsylvania law, PPG’s Articles of Incorporation contains a limited number of shareholder-approved supermajority vote requirements. The Board believes that supermajority votes are appropriate and necessary with respect to a small number of fundamental corporate governance matters. These matters include: (i) repealing the classified board structure; (ii) changing the size of the Board beyond the parameters set forth in the Articles of Incorporation; (iii) removal of a director from office outside of the annual meeting process;

(iv) approval of certain business combinations with a party that owns 20% or more of PPG’s shares; and (v) amending the director indemnification provisions of PPG’s Articles of Incorporation and Bylaws.

A number of publicly traded companies have adopted similar provisions to preserve and maximize long-term value for all shareholders. The Board strongly believes that extraordinary transactions and fundamental changes to corporate governance should have the support of a broad consensus of PPG’s shareholders. Since the “simple majority” vote called for in the shareholder proposal requires only the approval by a “majority of the votes cast for and against” a matter, a minority of shareholders could amend PPG’s Articles of Incorporation and significantly alter the governance of PPG. For example, if the simple majority voting standard were adopted as proposed and only 50.1% of the shares outstanding are voted at a shareholders’ meeting on a matter, holders of just 25.1% of our outstanding shares could approve corporate changes that could negatively impact the interests of all of our shareholders.

The Board also believes that the supermajority vote requirements protect PPG’s shareholders, particularly its minority shareholders, against the potentially self-interested actions of short-term investors. Without these provisions, it would be possible for a group of short-term shareholders to act in their own self interest by approving an extraordinary transaction that is not in the best interests of PPG and is opposed by nearly half of PPG’s shareholders.

Our supermajority voting provisions also protect PPG’s shareholders by encouraging persons making unsolicited takeover proposals to negotiate directly with the Board. Eleven of our directors are independent under the standards adopted by the New York Stock Exchange. The Company believes that its independent Board is in the best position to evaluate proposed offers, to protect shareholders against abusive takeover tactics and, as appropriate, to negotiate the best possible transaction for all shareholders. Elimination of these supermajority provisions could make it more difficult for our independent Board to preserve and maximize value for all shareholders in the event of an unsolicited takeover bid by decreasing the acquirer’s incentive to negotiate with the Board and reducing the Board’s leverage in these negotiations.

The Company’s independent Nominating and Governance Committee regularly considers and evaluates corporate governance developments and recommends appropriate changes to the Board. The Board operates under corporate governance principles and practices that are designed to enhance long-term shareholder value and to align the interests of the Board and management with those of our shareholders. The Board regularly reviews PPG’s governance structure, policies, and practices and makes changes that it determines to be in the best interests of PPG and its shareholders, including Board’s proposal in this proxy statement to amend PPG’s Articles of Incorporation to eliminate the classified board structure and provide for the annual election of directors.

It should also be noted that Mr. Chevedden’s proposal states that PPG does not have an “independent lead director.” This statement is incorrect. Mr. Whitwam, an independent director and the Chairman of the Nominating and Governance Committee, currently serves as the presiding director. Under PPG’s Corporate Governance Guidelines, the presiding director chairs meetings of the independent directors, serves as a liaison between the independent directors and the Chairman and has the power to call meetings of the independent directors.

After careful consideration, the Board has determined that retention of our few supermajority voting requirements remains in the long-term best interests of PPG and its shareholders. The Board believes that the substantial benefits of these voting requirements do not come at the expense of prudent corporate governance. To the contrary, these voting requirements are designed to protect the interests of all shareholders. Moreover, the strong financial performance of PPG and the various corporate governance measures already implemented by the Board confirm the Board’s commitment to ensuring that PPG is governed in a manner that furthers the interests of all shareholders.

Procedural Note

You should be aware that this is a non-binding proposal which requests that we take the steps necessary to adopt a simple majority vote requirement. Under Pennsylvania law, certain actions contemplated by this proposal, if the proposal were to be implemented, would require an amendment to PPG’s Articles of Incorporation. Such amendment must first be approved by our Board and then approved by the affirmative vote of the holders of at least 80% of the shares of PPG’s outstanding common stock at a subsequent shareholders’ meeting.

Vote Required

Adoption of the shareholder proposal to adopt a simple majority vote requirement will require the affirmative vote of more than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER

PROPOSAL, IF IT IS PROPERLY PRESENTED AT THE ANNUAL MEETING.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012, regarding the number of shares of PPG common stock that may be issued under PPG’s equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders(1)	4,569,738	$71.35	8,803,131
Equity compensation plans not approved by security holders(3)	0	$0	0

Total	4,569,738	$71.35	8,803,131

(1)	Includes 289,800 securities issued under the PPG Industries, Inc. Stock Plan and 4,279,938 securities issued under the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan.

(2)

Represents securities remaining available for future issuance under the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan. No future awards may be made under the PPG Industries, Inc. Stock Plan.

(3)

Excluded from the information presented here are common stock equivalents held under the PPG Industries, Inc. Deferred Compensation Plan and the PPG Industries, Inc. Deferred Compensation Plan for Directors, neither of which are equity compensation plans. As supplemental information, there were 578,678 common stock equivalents held under such plans as of December 31, 2012.

BENEFICIAL OWNERSHIP

Beneficial Ownership Tables

As of the close of business on February 22, 2013, there were outstanding [                ] shares of PPG common stock, par value $1.66 2/3 per share, and set forth below is certain information concerning the beneficial owner of more than 5% of such outstanding shares:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Outstanding
BlackRock, Inc.	9,346,083	[1]	6.5%
and/or certain other entities 40 East 52nd Street New York, NY 10022

The Vanguard Group, Inc.	8,492,380	[2]	5.9%
100 Vanguard Boulevard Malvern, PA 19355

Capital Ventures International	7,705,109	[3]	5.4%
and/or certain other entities One Capitol Place P.O. Box 1787 GT Grand Cayman, Cayman Islands British West Indies

[1]

Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2013, BlackRock, Inc. and/or certain other entities (“BlackRock”) reported aggregate beneficial ownership of 9,346,083 shares of PPG common stock as of December 31, 2012. Blackrock reported that it possessed sole voting power and sole dispositive power over all of such shares. BlackRock also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

[2]

Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013, The Vanguard Group reported aggregate beneficial ownership of 8,492,380 shares of PPG common stock as of December 31, 2012. The Vanguard Group reported that it possessed sole voting power over 266,993 shares, sole dispositive power over 8,233,837 shares and shared dispositive power over 258,543 shares.

[3]

Based solely on a Schedule 13G filed with the Securities and Exchange Commission on January 28, 2013. Susquehanna Capital Group, Susquehanna Investment Group and Susquehanna Securities are affiliated independent broker-dealers which, together with Capital Ventures International, Susquehanna Advisors Group, Inc. and Susquehanna Fundamental Investments, LLC, may be deemed a group, reported aggregate beneficial ownership of 7,705,109 shares of PPG common stock as of January 17, 2013. Of such shares, Capital Ventures International, Susquehanna Advisors Group, Inc., Susquehanna Fundamental Investments, LLC, Susquehanna Securities, Susquehanna Capital Group and Susquehanna Investment Group have sole and investment voting power over 6,498,700 shares, 0 shares, 237,400 shares, 695,262 shares, 89,447 shares, and 184,300 shares, respectively, and each have shared voting and investment power over 7,705,109 shares. The address of the principal business office of each of Susquehanna Capital Group, Susquehanna Investment Group, Susquehanna Securities, Susquehanna Advisors Group, Inc. and Susquehanna Fundamental Investments, LLC is 401 City Avenue, Suite 220, Bala Cynwyd, Pennsylvania 19004.

The following table sets forth all shares of PPG common stock beneficially owned, as of February 22, 2013, by each director, director nominee and executive officer named in the Summary Compensation Table, as well as all directors, all director nominees and all executive officers of the Company as a group.

	Shares of Beneficially Owned Common Stock and Common Stock Equivalents[1]
Name of Beneficial Owner	Beneficially Owned Common Stock[2]	Common Stock Equivalents[3]	Total[4]
Stephen F. Angel	500	2,761	3,261
Charles E. Bunch	738,850	16,199	755,049
James G. Berges	9,934	15,232	25,166
John V. Faraci	100	406	506
Hugh Grant	500	21,127	21,627
Victoria F. Haynes	2,824	13,825	16,649
Michele J. Hooper	3,218	14,877	18,095
Robert Mehrabian	2,000	29,164	31,164
Martin H. Richenhagen	5,830	0	5,830
Robert Ripp	1,175	9,948	11,123
Thomas J. Usher	1,000	32,565	33,565
David R. Whitwam	5,000	48,705	53,705
David B. Navikas	34,898	7,002	41,900
J. Rich Alexander	61,460	1,576	63,036
Pierre-Marie De Leener	59,308	0	59,308
Michael H. McGarry	56,197	299	56,496
Viktoras R. Sekmakas	35,973	198	36,171
All Directors and Executive Officers as a Group[5]	1,111,329	215,788	1,327,117

[1]

Each of the named beneficial owners has sole voting power and sole investment power as to all the shares beneficially owned by them with the exception of (i) shares held by certain of them jointly with, or directly by, their spouses and children and (ii) the common stock equivalents shown in the second column, and described more fully below, which have no voting power.

[2]

Shares of common stock considered to be “beneficially owned” include both common stock actually owned and shares of common stock as to which there is a right to acquire ownership on, or within 60 days after, February 22, 2013. These amounts reflect shares subject to options exercisable within 60 days of February 22, 2013: as follows: Mr. Bunch, 375,000; Mr. Berges, 2,500; Dr. Haynes, 2,500; Mr. Whitwam, 5,000; Mr. Navikas, 9,400; Mr. Alexander, 25,000; Mr. De Leener, 14,000; Mr. McGarry, 18,600; and Mr. Sekmakas, 11,300; RSUs subject to vesting within 60 days of February 22, 2013 as follows: Mr. Bunch, 35,000; Mr. Navikas, 2,340; Mr. Alexander, 6,300; Mr. De Leener, 3,500; Mr. McGarry, 3,800; and Mr. Sekmakas, 2,500; and Total Shareholder Return Shares subject to vesting within 60 days of February 22, 2013 as follows: Mr. Bunch, 35,000; Mr. Navikas, 2,340; Mr. Alexander, 6,300; Mr. De Leener, 3,500; Mr. McGarry, 3,800; and Mr. Sekmakas, 2,500. These amounts also include shares held in the PPG Industries, Employee Savings Plan as of February 22, 2013 as follows: Mr. Bunch, 11,675; Mr. Navikas, 2,966; Mr. Alexander, 20; Mr. McGarry, 6,742; and Mr. Sekmakas, 4,234. To the Company’s knowledge, none of the shares reflected in the table have been pledged.

[3]

Certain directors hold common stock equivalents in their accounts in the Deferred Compensation Plan for Directors, which is described under “Deferred Compensation” on pages 26 through 27. Certain executive officers hold common stock equivalents in their accounts in the Deferred Compensation Plan, which is described under “Defined Contribution Retirement Plans and Deferred Compensation Plan” on pages 55 through 56. Common stock equivalents are hypothetical shares of common stock having a value on any given date equal to the value of a share of common stock. Common stock equivalents earn dividend equivalents that are converted into additional common stock equivalents, but carry no voting rights or other rights afforded to a holder of common stock. Upon leaving the Company, the common stock equivalents are made available for distribution and all distributions are made in the form of one share of PPG common stock for each common stock equivalent credited to the person’s deferred account

[4]

This is the sum of the beneficially owned common stock and the common stock equivalents as shown in the previous two columns. None of the identified beneficial owners holds more than 1.0% of the voting securities of PPG outstanding. The beneficial owners as a group hold less than 1.0% of the voting securities of PPG outstanding.

[5]

The group consists of 20 persons: the four nominees for director; the eight continuing directors, including Mr. Bunch; Messrs. Navikas, Alexander, De Leener, McGarry and Sekmakas, and PPG’s three other executive officers, Ms. Cynthia A. Niekamp and Messrs. Glenn E. Bost II and Richard C. Elias.

Beneficial Ownership Reporting Compliance

The directors and executive officers of PPG are required to file reports of initial ownership and changes of ownership of PPG securities with the Securities and Exchange Commission and the New York Stock Exchange. As a practical matter, PPG assists its directors and executive officers by monitoring transactions and completing and filing such reports on their behalf. To PPG’s knowledge, for the fiscal year ended December 31, 2012, the required filings of all such directors and executive officers were timely filed, except for the late filing by the Company of one Form 4 on behalf of Cynthia A. Niekamp, PPG’s Senior Vice President, Automotive Coatings, reporting one transaction.

OTHER INFORMATION

Householding Information

PPG and some banks, brokers and other nominees are participating in the practice of “householding” proxy materials. This means that shareholders who share the same address may not receive separate copies of proxy materials, unless we have received instructions to the contrary. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of the proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your bank, broker or other nominee if your shares are held in a brokerage account or us if you hold registered shares. We will promptly deliver an additional copy of the proxy materials to you, without charge, if you write to Investor Relations at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272, or call us at (412) 434-3318.

Other Matters

So far as is known, no matters other than those described herein are expected to come before the Annual Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters that may properly come before the Annual Meeting, or any adjournment thereof, in the discretion of the person or persons voting such proxies unless the shareholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters.

Pittsburgh, Pennsylvania

March 7, 2013

ANNEX A

REGULATION G RECONCILIATION – RESULTS FROM OPERATIONS

PPG believes investors’ understanding of the Company’s operating performance is enhanced by the disclosure of net income and earnings per diluted share adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the Company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on an ongoing basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and adjusted earnings per diluted share may not be comparable to similarly titled measures as reported by other companies.

Net income (attributable to PPG) and earnings per share – assuming dilution (attributable to PPG) are reconciled to adjusted net income (attributable to PPG) and adjusted earnings per share – assuming dilution below:

For the Year-ended	2012		2011		2010		2009		2008
	Net Income		Net Income		Net Income		Net Income		Net Income
(Millions, except per share amounts)	$	EPS	$	EPS	$	EPS	$	EPS	$	EPS
Net income (attributable to PPG)	$941	$6.06	$1,095	$6.87	$769	$4.63	$336	$2.03	$538	$3.25

Net income (attributable to PPG) includes:
Charges related to business restructuring	163	1.06	—	—	—	—	141	0.86	110	0.67
Charges related to environmental remediation	99	0.64	—	—	—	—	—	—	—	—
Charges related to the business separation- and acquisition-related costs	23	0.15	—	—	—	—	—	—	—	—
Charges related to the integration of Dyrup and Colpisa	4	0.03	—	—	—	—	—	—	—	—
Charges related to the integration of Sigma Kalon	—	—	—	—	—	—	—	—	89	0.54
Charge related to change in US Tax Law (US Patient Protection and Affordable Care Act)	—	—	—	—	$85	$0.51	—	—	—	—
Charge related to Auto Glass & Services depreciation catch-up and benefits costs, net of gain on divestiture	—	—	—	—	—	—	—	—	$20	$0.12

Adjusted net income	$1,230	$7.94	$1,095	$6.87	$854	$5.14	$477	$2.89	$757	$4.58

A-1

ANNEX B

AMENDMENT TO ARTICLE SIXTH OF THE RESTATED

ARTICLES OF INCORPORATION, AS AMENDED, OF PPG INDUSTRIES, INC.

Article Sixth of the Restated Articles of Incorporation, as amended, of PPG Industries, Inc. is proposed to be amended and restated in its entirety as follows:

SIXTH. 6.1 The business and affairs of the corporation shall be managed by a Board of Directors comprised as follows:

(a)	The Board of Directors shall consist of not less than 9 nor more than 17 persons, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office;

(b)	Each director who is serving as a director immediately following the 2013 Annual Meeting of Shareholders, or is elected thereafter as a director, shall hold office until the expiration of the term for which he or she has been elected, and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. At the 2014 Annual Meeting of Shareholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a two-year term expiring at the 2016 Annual Meeting of Shareholders. At the 2015 Annual Meeting of Shareholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2016 Annual Meeting of Shareholders. At the 2016 Annual Meeting of Shareholders, and at each meeting of shareholders thereafter, each director shall be elected for a one-year term expiring at the next Annual Meeting of Shareholders. Each director shall hold office until the expiration of the term for which he or she is elected, and until his or her successor shall have been elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office;

(c)	Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, any class of directors, or the entire Board of Directors, may be removed from office by shareholder vote at any time, with or without assigning any cause, but only if shareholders entitled to cast at least 80% of the votes which all shareholders would be entitled to cast at an annual election of directors or of such class of directors shall vote in favor of such removal; and

(d)	Subject to the rights of the holders of any series of Preferred Stock then outstanding, vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. All directors elected to fill vacancies shall hold office for a term expiring at the Annual Meeting of Shareholders at which the term of the class to which they have been elected expires, or in the case of directors elected at the 2016 Annual Meeting of Shareholders and thereafter, the next Annual Meeting of Shareholders, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.2 Notwithstanding any other provisions of the law, the Restated Articles, as amended, or the Bylaws of the corporation, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote in an annual election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with Article Sixth, Section 6.1(c).

B-1

VOTE BY TELEPHONE
PPG Industries, Inc. P. O. Box 3200 Pittsburgh, PA 15230	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

VOTE BY INTERNET
Have your proxy card available when you
access the website www.cesvote.com and
follow the simple instructions to record your
vote.
VOTE BY MAIL
Please mark, sign and date your proxy card
and return it in the postage-paid envelope
provided or return it to: Corporate Election
Services, PO Box 3200, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy card
touch-tone telephone:	cast your vote:	in the postage-paid
1-888-693-8683	www.cesvote.com	envelope provided.

Vote 24 hours a day, 7 days a week.

If you vote by telephone or Internet, please do not send your proxy by mail.

    ¾

À    Please fold and detach card at perforation before mailing.    À

PPG INDUSTRIES, INC. One PPG Place Pittsburgh, PA 15272	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 AND 4
AND AGAINST ITEM 5

			FOR	WITHHELD				FOR	AGAINST	ABSTAIN
1.	ELECTION OF THREE DIRECTORS		☐	☐		3.	PROPOSAL TO APPROVE AN AMENDMENT TO THE	☐	☐	☐
	(1)	JAMES G. BERGES					COMPANY’S ARTICLES OF INCORPORATION TO
	(2) (3) (4)	JOHN V. FARACI VICTORIA F. HAYNES MARTIN H. RICHENHAGEN					PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.
								FOR	AGAINST	ABSTAIN
						4.	PROPOSAL TO RATIFY THE APPOINTMENT OF	☐	☐	☐
DELOITTE & TOUCHE LLP AS THE COMPANY’S
	FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):						INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

								FOR	AGAINST	ABSTAIN
			FOR	AGAINST	ABSTAIN	5.	SHAREHOLDER PROPOSAL TO ADOPT A SIMPLE	☐	☐	☐
2.	PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.		☐	☐	☐		MAJORITY VOTE.

SIGNATURE(S)	DATE:
NOTE:	At least one registered owner must sign exactly as their name appears above. Give full title if signing for a corporation or partnership or as attorney, agent or in another representative capacity.

ADMISSION CARD

Please bring this ticket if you attend the Annual Meeting.

It will expedite your admittance when presented upon your arrival.

PPG INDUSTRIES, INC.

Annual Meeting of Shareholders

Thursday, April 18, 2013

11:00 a.m.

David L. Lawrence Convention Center

Spirit of Pittsburgh Ballroom B

1000 Fort Duquesne Boulevard

Pittsburgh, Pennsylvania 15222

¿    Please fold and detach Admission Card at perforation if attending the Annual Meeting.    ¿

À    Please fold and detach card at perforation before mailing.    À

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PPG INDUSTRIES, INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 18, 2013.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 7, 2013, hereby appoints C.E. Bunch, A. M. Foulkes and G.E. Bost, or any of them, with full power of substitution to each, proxies to represent the undersigned and to vote all of the shares of the Common Stock of PPG Industries, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2013 Annual Meeting of Shareholders of the Company, or any adjournment thereof, as directed on the reverse side hereof and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy will be voted as directed on the reverse side hereof. If no direction is given, however, the shares represented by this proxy will be voted FOR the election of the nominees for Director proposed by the Board of Directors (those nominees are James G. Berges, John V. Faraci, Victoria F. Haynes and Martin H Richenhagen), FOR the proposal of a nonbinding resolution to approve the compensation of the Company’s named executive officers, FOR the proposal to approve an amendment to the Company’s Articles of Incorporation to provide for the annual election of directors, FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013 and AGAINST the shareholder proposal to adopt a simple majority vote. This card votes all of the shares of the Common Stock of the Company held under the same registration in any one or more of the following manners: as a shareholder of record; in the shareholder Investor Services Program; in the PPG Industries Employee Savings Plan; in the PPG Industries, Inc. Defined Contribution Retirement Plan; in the PPG Canada Inc. Retirement Savings Plan; and in the PPG Puerto Rico Employee Savings Plan.

Please complete, sign and date this card on the reverse side and return it promptly in the enclosed reply envelope if you do not vote by telephone or over the Internet.